Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT among TREEHOUSE FOODS, INC. RUSHMORE INVESTMENT III LLC and 1373978 B.C. ULC Dated as of August 10, 2022

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EXHIBIT A        Sellers
EXHIBIT B        Form of Transition Services Agreement
EXHIBIT C        Form of Long-Term Transitional Trademark License Agreement
EXHIBIT D        Form of Seller Credit Agreement
EXHIBIT E        Net Working Capital
EXHIBIT F        Form of Canada Contribution Agreement
EXHIBIT G        Form of Leased Real Property Subleases
EXHIBIT H        Form of Contract Manufacturing Agreement
EXHIBIT I        Form of Restrictive Covenant Agreement

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT, dated as of August 10, 2022 (this “Agreement”), among TreeHouse Foods, Inc., a Delaware corporation (“TreeHouse”), Rushmore Investment III LLC, a Delaware limited liability company (the “US Buyer”), and 1373978 B.C. ULC, a British Columbia unlimited liability company (the “CA Buyer,” and together with the US Buyer, the “Buyer”).
RECITALS
A.    TreeHouse owns or controls, directly or indirectly, those entities set forth on Exhibit A (the “Subsidiary Sellers”), which together with TreeHouse comprise the “Sellers”.
B.    TreeHouse and the Subsidiary Sellers identified as “US Sellers” on Exhibit A collectively own 100% of the issued and outstanding shares (the “US Shares”) of common stock, par value $0.01 per share, of Meal Preparation, Inc., a Delaware corporation (the “US Company”).
C.    E.D. Smith Foods, Ltd., a British Columbia company (the “CA Seller”), directly owns 100% of the issued and outstanding common shares (the “CA Shares” and together with the US Shares, the “Shares”) without par value of TBMP Canada Cashco ULC, a British Columbia unlimited liability company (the “CA Company” and together with the US Company, the “Companies” and each individually, a “Company”).
D.    TreeHouse and its Subsidiaries, including through the CA Seller and the Group Companies (defined below), is engaged in the businesses of manufacturing, importing, exporting, formulating, researching, developing, producing, marketing, distributing, packaging, labeling, advertising, storing, transporting and selling: dry pasta and noodles (including both durum and non-durum), salad dressings, mayonnaise, tartar sauce, spoonable salad dressing, red sauces (salsa, taco sauce and pasta sauce), sauces (which includes barbeque sauce, marinades, hot sauce, wing sauce, steak sauce, soy sauce, Worcestershire sauce, dips, ketchup and ethnic cooking sauces), jarred soup (excluding broth), preserves, jams & jellies, pie fillings (excluding aseptic puddings), pita chips, mac & cheese dinners (pasta, including durum and non-durum), cheese sauce combination meals (excluding aseptic cheese sauces) and dry baking mixes (including bouillon, dry soup mixes, baking mixes, pancake mixes, cocoa powder, baking powder, cream of tartar and taco seasoning), ingredients and packaging used in or with such products, and all other ancillary products and services comprising TreeHouse’s meal preparation business as described above as of the date of this Agreement (the “Business”).
E.    Prior to the date hereof, the US Sellers effected certain transfers and reorganizations (the “Prior Reorganization”) pursuant to the U.S. Contribution Agreement, such that (i) US Company directly owns certain assets with respect to the Business and 100% of the issued and outstanding equity of American Italian Pasta Co., The Carriage House Companies, Inc., Associated Brands, Inc. and S.T. Specialty Foods, Inc., and (ii) American Italian Pasta Co. owns 100% of the issued and outstanding equity of Pasta Lensi S.r.l. (collectively, the “Transferred Subsidiaries”).
F.    Prior to the Closing but after the execution of this Agreement, TreeHouse will cause the CA Seller to effect the Subsequent Reorganization.
G.    Prior to the Closing but after the execution of this Agreement, TreeHouse will cause the US Sellers to effect the Pickles and Refrigerated Dough Transfer such that TreeHouse will retain the businesses of manufacturing, importing, exporting, formulating, researching, developing, producing, marketing, distributing, packaging, labeling, advertising, storing, transporting and selling pickles (refrigerated, fresh packed, processed), shelf stable peppers and relish, and refrigerated dough (biscuits, breakfast and dinner rolls, pizza dough, pie crust, refrigerated cookie dough and other refrigerated dough products) to Newco (the “Pickles and Refrigerated Dough Business”).
H.    As a condition and inducement to the parties’ willingness to enter into this Agreement, the US Buyer and TreeHouse will enter into the Restrictive Covenant Agreement attached hereto as Exhibit I, to become effective upon the Closing.
I.    TreeHouse wishes to cause (i) the US Sellers to sell to the US Buyer, and the US Buyer wishes to purchase from the US Sellers, the US Shares and (ii) the CA Seller to sell to the CA Buyer, and the CA Buyer wishes to purchaser from the CA Seller, the CA Shares.
J.    TreeHouse, through itself and/or one or more of its direct or indirect Subsidiaries, and Buyer, through itself and/or one or more of its direct or indirect Subsidiaries, will enter into that certain Transition Services Agreement in the form attached hereto as Exhibit B, pursuant to which TreeHouse will cause certain services to be provided to Buyer and Buyer will cause certain services to be provided to TreeHouse, such Transition Services Agreement to become effective upon the Closing.
K.    Concurrently with the execution of this Agreement, and as a condition and inducement to TreeHouse’s willingness to enter into this Agreement, the Equity Investor (as defined below), has delivered an Equity Financing Commitment Letter (as defined below), pursuant to which, in addition to its commitments with respect to the Equity Financing (subject to the terms and conditions thereof), the Equity Investor is also providing an equity commitment with respect to certain obligations of the Buyer set forth in Section 2.2, Section 5.19(b), Section 5.20, and Section 9.2.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Accrued Income Taxes” means an amount (which will not be less than zero in any jurisdiction or for any entity) equal to the excess, if any, in each applicable jurisdiction of (i) the aggregate accrued, but unpaid, current income Tax liabilities of the Group Companies and their Subsidiaries in such jurisdiction (but solely to the extent such income Taxes (I) are first due and payable subsequent to the Closing Date and relate to a Return that was not due to be filed (taking into account extensions) prior to the Closing or (II) expressly were set forth on a Return that was filed prior to the Closing), over (ii) the aggregate current income Tax assets of the Group Companies and their Subsidiaries in such jurisdiction, in each case (i.e., with respect to each of clause (i) and clause (ii)), (x) determined as of the end of the Closing Date and (y) solely relating to a Pre-Closing Tax Period. The calculation of Accrued Income Taxes shall (A) subject to clause (C) below, exclude any deferred Tax liabilities or assets, (B) not take into account the effect of any of the transactions contemplated by this Agreement, (C) include in taxable income, any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) and prepaid amounts and deferred revenue that in each case would not otherwise be included in taxable income on or prior to the Closing Date, (D) not take into account any payments of Taxes made after the Calculation Time or the effect of any transactions entered into on the Closing Date after the Closing outside the ordinary course of business and not expressly contemplated by this Agreement, and (E) in the case of a Straddle Period, be determined in accordance with Section 6.2.
“Action” means any claim, action, suit, charge, complaint, litigation, examination, audit, inquiry, investigation, mediation, arbitration or proceeding by or before any Governmental Authority.
“Adjusted Closing Date Cash Consideration” means an amount equal to (i) 75% of the Purchase Price minus (ii) $185,000,000.
“Adjusted Seller Note Principal Amount” means an amount equal to the Purchase Price minus the Adjusted Closing Date Cash Consideration.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person; provided that, in no event shall Buyer or any of its Subsidiaries be considered an Affiliate of any portfolio company of any investment fund or vehicle affiliated with or managed by Investindustrial Advisors Limited, nor shall any portfolio company of any investment fund or vehicle affiliated with or managed by Investindustrial Advisors Limited (collectively, the “Buyer Related Parties”) be considered to be an Affiliate of Buyer or any of its Subsidiaries.
“Ancillary Agreements” means the Contribution Agreements, the Restrictive Covenant Agreement, the Seller Credit Agreement, the Seller Note, the Transition Services Agreement, the Trademark License Agreement, the Leased Real Property Subleases, the Contract Manufacturing Agreement, the Equity Financing Commitment Letter, and any other document, certificate or instrument delivered herewith or therewith.
“Anti-Corruption Laws” means all U.S. or non-U.S. Laws relating to the prohibition of corruption, bribery or money laundering, including the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and other legislation implementing the OECD Convention Combating Bribery of Foreign Officials.
“Applicable Accounting Principles” means the accounting principles, practices and policies set forth on Section 2.3(a) of the Disclosure Schedules.
“Assumed Liabilities” means (i) all “Assumed Liabilities,” as defined in the U.S. Contribution Agreement, (ii) all “Assumed Liabilities,” as defined in the Canada Contribution Agreement and (iii) the Assumed Retention Amounts.
“Assumed Retention Amounts” means all Retention Award amounts actually paid in respect of the Retention Awards that were not accrued at or prior to the Closing Date (which, for the avoidance of doubt, will exclude Retention Award amounts paid based on continued employment through Closing, even if paid shortly following the Closing, but will include Retention Award amounts paid based on continued employment through a specified date following the Closing Date).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York, Dallas, Texas, or Toronto, Ontario.

“Business Employees” means (i) the current employees of any of the Group Companies, and any employees hired by any of the Group Companies between the date of this Agreement and the Closing (subject to the restrictions set forth in Section 5.1 hereof), (ii) the Contributor Employees, and (iii) former employees of TreeHouse or its Subsidiaries who, during their period of employment and as of the date of their termination of employment, were engaged primarily in the Business.
“Business Entities” means, collectively, the Sellers and the Group Companies, and each a “Business Entity.”
“Business Intellectual Property” means the Intellectual Property (including Registered Intellectual Property) owned, or purported to be owned, by any of the Group Companies.
“Business Fundamental Representations” means the representations and warranties of TreeHouse set forth in Section 3.1, Section 3.2, Section 3.4, Section 3.5(b), Section 3.18 and Section 3.19.
“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the Ancillary Agreements to which it will be a party or the consummation by the Buyer of the transactions contemplated hereby or thereby.
“Business Systems” means all technology devices, computers, computer systems, Software, servers, networks, workstations, routers, hubs, switches, hardware, firmware, websites, databases, data communications lines and all other information technology equipment, including any outsourced systems and processes and all associated documentation, together with all data or information contained therein, that is used by or for, or relied on by, the Sellers or any of its Affiliates in connection with the Business or any Group Companies (whether owned by them or a third party).
“Calculation Time” means 12:01 a.m., Chicago time, on the Closing Date.
“Cash” means, as at a specified time, the aggregate amount of all cash and cash equivalents held by the Group Companies calculated in accordance with the Applicable Accounting Principles and determined on a consolidated basis; provided that Cash shall be reduced by (i) the amount of any checks written and mailed (but not yet cashed), (ii) any outstanding and uncleared drafts, wires or other payments by the Group Companies, (iii) Restricted Cash, and (iv) the amount of payments, if any, made between the Calculation Time and the Closing to pay Indebtedness or Transaction Expenses (in each case to the extent Indebtedness or Transaction Expenses are reduced by such payment) or as a distribution to an equityholder of a Group Company (other than another Group Company); provided, further, that Cash shall include the amount of any cash and cleared checks previously received by the Group Companies or their respective banks, whether or not cleared prior to or after such specified time, and deposits in transit; provided, further, that negative bank balances shall not be included in the calculation of Cash.
“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative body.
“Closing Date Cash Consideration” means an amount equal to (i) 75% of the Estimated Purchase Price minus (ii) $185,000,000.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.
“Competition Act” means the Competition Act (Canada), RSC 1985, c. C-34.
“Competition Act Approval” means either: (i) the Commissioner of Competition appointed under Subsection 7(1) of the Competition Act or his designee has issued an advance ruling certificate pursuant to Subsection 102(1) of the Competition Act in respect of the transactions contemplated by this Agreement or (ii) the waiting period, including any extension thereof, under Section 123 of the Competition Act has expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act has been waived in accordance with paragraph 113(c) of the Competition Act.
“Contract” means any legally binding contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment, arrangement, understanding or undertaking.
“Contract Manufacturing Agreement” means that certain contract manufacturing agreement, substantially in the form of Exhibit H, pursuant to which Buyer or one of its Subsidiaries will provide to TreeHouse or its Subsidiaries certain contract manufacturing services as described therein.
“Contributed Assets” means all “Contributed Assets” as defined in the U.S. Contribution Agreement and all “Contributed Assets” as defined in the Canada Contribution Agreement.
“Contribution Agreements” means the U.S. Contribution Agreement and Canada Contribution Agreement.
“Contributor Employees” has the meaning(s) set forth in the Contribution Agreements, except that such term shall exclude (i) any such employees primarily dedicated to the operation of the Pickles and Refrigerated Dough Business, and/or (ii) any employee covered by a CBA not set forth on Section 3.11(b) of the Disclosure Schedules (such employees in (i) and (ii), the “Excluded Employees”).
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.
“Data Protection Requirements” shall mean, collectively, all of the following to the extent relating to processing or otherwise relating to privacy, security, or security breach notification requirements and applicable to Sellers or their Affiliates, the Group Companies, to the conduct of the Business, or to any of the Business Systems: (i) the Sellers’ or their its Affiliate’s or any of the Group Companies’ own rules, policies, and procedures; (ii) all applicable laws, rules and regulations (including, as applicable, the California Consumer Privacy Act (CCPA), the Personal Information Protection and Electronic Documents Act (Canada), and the General Data Protection Regulation (GDPR) (EU) 2016/679), and any predecessor, successor or implementing legislation in respect of the foregoing, and any amendments or re-enactments in respect of the foregoing; and (iii) industry standards applicable to the industry in which the Business operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) applicable provisions of contracts into which Sellers or their Affiliates or the Group Companies have entered into or by which they are otherwise bound.

“Debt Financing” means the third party debt financing, if any, provided to the Buyer in connection with the transactions contemplated hereby.
“Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing in connection with the transactions contemplated by this Agreement, including the parties to any commitment letters, joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, attorneys, agents and representatives and their respective permitted successors and permitted assigns.
“Disclosure Schedules” means the disclosure schedules with respect to this Agreement delivered by TreeHouse to the Buyer on the date hereof.
“Encumbrance” means any charge, claim, mortgage, lien, license, option, pledge, security interest, covenant not to sue or other restriction of any kind (other than those created under applicable securities laws).
“Enterprise Value” means $950,000,000.
“Estimated Purchase Price” means (i) the Enterprise Value, plus (ii) the Estimated Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Estimated Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Estimated Transaction Expenses; provided that, in no event may the Estimated Purchase Price be greater than $1,010,000,000.
“Excluded Assets” means all (i) “Excluded Assets” as defined in the U.S. Contribution Agreement, (ii) all “Excluded Assets” as defined in the Canada Contribution Agreement, (iii) the Pickles and Refrigerated Dough Assets, and (iv) the Designated Assets.
“Excluded Liabilities” means (i) all “Excluded Liabilities” as defined in the U.S. Contribution Agreement, (ii) all “Excluded Liabilities” as defined in the Canada Contribution Agreement, (iii) the Pickles and Refrigerated Dough Liabilities, (iv) all Liabilities relating to the Excluded Employees, (v) the Designated Liabilities and (vi) the Retained Retention Amounts.
“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
“Foreign Cash Amount” means an amount equal to (i) the aggregate amount of all Cash held by the Group Companies in jurisdictions outside of the U.S. minus (ii) the Taxes that would be imposed on the repatriation of such Cash if it had been repatriated immediately prior to the Closing (as determined by TreeHouse in good faith in consultation with the Buyer).
“Fraud” means, with respect to any Person, intentional actual (and not constructive) misrepresentation of a material fact by such Person with respect to the representations and warranties in Article III or Article IV (as applicable) or the Ancillary Agreements with the actual knowledge (as opposed to imputed or constructive knowledge or knowledge that could have been obtained after inquiry, or recklessness or negligence) of such Person that such representation was false when made.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or non-United States national, federal, state, provincial, municipal or local governmental, quasi-governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body (whether public or private).
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Group Companies” means, collectively, the Companies and each Transferred Subsidiary, and each a “Group Company”.
“GST/HST/QST” means (i) all goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada), and (ii) all Quebec sales tax imposed under the Act respecting the Quebec sales tax.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, and the rules and regulations thereunder.

“Indebtedness” means, as at a specified time, without duplication, the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums, penalties, breakage costs, make whole payments and expense reimbursements of (i) indebtedness for borrowed money of the Group Companies, (ii) indebtedness of the Group Companies evidenced by any note, bond, debenture, other debt security or similar instrument, (iii) all finance lease obligations of the Group Companies, if any, required to be capitalized in accordance with GAAP, other than any operating leases, (iv) deferred and unpaid purchase price of property, goods or services (but excluding any trade payables incurred in the ordinary course of business), and any obligations resulting from any holdback, earn-out, performance bonus, seller note or other contingent or fixed payment arrangements arising out of any prior acquisition or business combination of any Group Company, (v) all declared but unpaid dividends or other distributions or loans payable by any Group Company to any of the Group Companies’ Affiliates or equityholders as of the Closing (other than amounts payable solely among the Group Companies), (vi) reimbursement obligations relating to any letters of credit, performance bonds or similar obligations of any Group Company, in each case, to the extent drawn, (vii) any unpaid bonus (excluding Retention Awards), commission, severance or nonqualified deferred compensation obligations to the extent accrued as of the Closing in respect of any current or former Business Employee, together with the employer portion of any applicable FICA, state, local or foreign withholding, payroll, Medicare, employment or similar Taxes to or with respect to any such payments described in this clause (vii) (determined as though such obligations were payable at the Closing), (viii) all Accrued Income Taxes and all unpaid Taxes of the Group Companies the payment of which has been deferred pursuant to the CARES Act or any corresponding or similar provisions of state, local or non-U.S. Law, (ix) cash overdrafts and negative bank balances, (x) the positive or negative value, as applicable, of all obligations of the Group Companies under interest rate, currency swap or hedging arrangements (with any such positive value resulting in a reduction to Indebtedness), and (xi) any indebtedness or other obligations of any other Person of the type described in the preceding clauses to the extent guaranteed by any Group Company (but only to the extent of the amount so guaranteed). Notwithstanding the foregoing, “Indebtedness” does not include (A) any obligations associated with leases classified as operating leases in the Financial Statements that were not required to be capitalized prior to the implementation of ASC 842 or operating leases entered into after the date of the Interim Financial Statements, (B) any intercompany obligations solely between or among any of the Group Companies, (C) trade payables and accrued expenses arising in the ordinary course of business, (D) any liability or obligation to the extent taken into account in the calculation of Net Working Capital or Transaction Expenses, or (E) any guarantee provided by any Group Company for the benefit of TreeHouse or its Affiliates that will be released promptly following the Closing.

“Indemnifying Party” means TreeHouse pursuant to Section 8.2 and the Buyer pursuant to Section 8.3.
“Intellectual Property” means any and all intellectual property, industrial property, and proprietary rights and statutory and/or common law rights, in each case, in any jurisdiction throughout the world, including (i) trade names, trademarks and service marks, certification marks, logos, designs, slogans, taglines, brands, product names, corporate names, domain names, trade dress, rights to social media handles and accounts, and other indicia of source, origin or quality, and similar rights and applications to register any of the foregoing, together with all of the goodwill associated therewith and symbolized thereby (this clause (i), collectively, “Trademarks”); (ii) patents (including utility patents and design patents), and patent applications, patent disclosures, invention disclosures, statutory invention registrations, certificates of inventions, applications for any of the foregoing, and other rights in inventions (whether patentable or not), including any continuations, divisionals, continuations-in-part, renewals, re-examinations and re-issues for any of the foregoing; (iii) copyrights (whether registered or unregistered) and copyrightable works, works of authorship, including product packaging, designs, marketing and promotional materials, moral rights, and registrations and applications for registration; (iv) trade secrets, and confidential and proprietary information, as well as all business, technical, operational, financial, legal, marketing, advertising, sales, pricing, promotions, and credit information (in any form or medium and whether or not patentable or subject to copyright), including ideas, formulas, recipes, ingredients, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, Personal Data, technical data, financial and marketing plans and customer and supplier lists and information, in each case, that derive independent economic value, actual or potential, from not being generally known to, or readily ascertainable through proper means by other Persons (collectively, “Trade Secrets”); (v) World Wide Web addresses, domain names, and social media accounts, and applications and registrations therefor, (vi) Software; and (vii) all other forms of intellectual property, and all copies and tangible embodiments thereof.
“IRS” means the Internal Revenue Service of the United States.
“ITA” means the Income Tax Act (Canada), as amended.
“Knowledge” with respect to TreeHouse, means the actual knowledge of the persons listed in Section 1.1(a) of the Disclosure Schedules after reasonable inquiry of their direct reports.
“Law” means any statute, law (including common law), ordinance, regulation, rule, act, code, injunction, judgment, directive, determination, ruling or Governmental Order.
“Leased Real Property” means the real property leased by a Group Company, in each case, as tenant, together with, to the extent leased by a Group Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of such Company or any of its Subsidiaries relating to the foregoing.
“Leased Real Property Sublease” means each Leased Real Property Sublease by and among the TreeHouse and the US Company, in the form attached hereto as Exhibit G.
“Liabilities” means all debts, liabilities, claims, demands, expenses, commitments, Losses and obligations, whether accrued or fixed, absolute or contingent, primary or secondary, direct or indirect, known or unknown, liquidated or unliquidated, matured or unmatured, asserted or unasserted, billed or unbilled, due or to become due, or determined or determinable.

“Material Adverse Effect” means any event, change, occurrence or effect that has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Group Companies or the Business, taken as a whole; provided, however, that no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, a Material Adverse Effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (2) any changes or developments generally affecting any of the industries in which the Group Companies and the Business operate, (3) any actions expressly required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the transactions contemplated hereby, (4) any adoption, implementation, modification, repeal or other changes in any applicable Laws (including actions taken by any Governmental Authorities in connection with any of the events set forth in clauses (7), (8), (9) or (10) of this definition, including adoption of or changes in any Public Health Measures) or any changes in applicable accounting regulations or principles, or in interpretations of any of the foregoing, in each case, after the date hereof, (5) any change in the price or trading volume of TreeHouse’s stock, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) any failure by TreeHouse or the Business to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (7) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict or declared or undeclared war, including, for the avoidance of doubt, any conflict with respect to Russia and Ukraine, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions, (8) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, cyber outages, or other force majeure events, or any escalation or worsening of such conditions, (9) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions, (10) any other regional, national or international calamity, crisis or emergency, whether or not caused by any Person, (11) the public announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement due to the announcement of this Agreement or the identity of the parties to this Agreement, or the performance of the express terms required by this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein (provided that this exception shall not apply to any representation or warranty that addresses the consequences of the public announcement of the transactions contemplated hereby), (12) any action taken by a Business Entity, or which any Business Entity causes to be taken by any of its Subsidiaries, to the extent required by this Agreement, including any inaction in compliance with Section 5.1 to the extent that such inaction is as a result of the Buyer unreasonably withholding its consent under Section 5.1, (13) any price changes, supply chain disruptions or delays or increases in operating costs, supply or demand or (14) any actions taken (or omitted to be taken) at the express written request of the Buyer; provided that, in the case of clauses (1), (2), (4), (7), (8), (9) and (10), if the impact of such event, change, occurrence or effect is disproportionately adverse to the Business Entities, taken as a whole, as compared to other companies operating in the Business Entities’ industries and in the geographic markets in which the Business Entities conduct business, then only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Group Companies that are included in the line item categories of current assets specifically identified on Exhibit E, minus (ii) the aggregate current liabilities of the Group Companies that are included in the line item categories of current liabilities specifically identified on Exhibit E, each of which shall be determined on a consolidated basis in accordance with the Applicable Accounting Principles. Notwithstanding anything to the contrary herein, in no event shall “Net Working Capital” include any amounts with respect to Cash, Indebtedness or Transaction Expenses. For the avoidance of doubt, the amounts set forth in Exhibit E are included for illustrative calculation purposes only and do not represent or indicate binding principles that must be adhered to when calculating Net Working Capital. Furthermore, to the extent that the balances set forth in Exhibit E are not consistent with the Applicable Accounting Principles, the definition of the Applicable Accounting Principles will prevail.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.
“Owned Real Property” means the real property owned by a Group Company, together with, to the extent owned by a Group Company, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of a Group Company relating to the foregoing.
“Permitted Encumbrance” means (i) liens for Taxes that (A) are not yet delinquent or (B) are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens relating to obligations which are not due and payable, or which have been bonded over, or which are being contested or bonded over in good faith and for which appropriate cash reserves (which, for the avoidance of doubt, are not considered as part of the calculation of “Cash”) have been established in accordance with GAAP, (iii) zoning, entitlement, conservation restriction and other land use regulations promulgated by Governmental Authorities which are not violated by the current use or occupancy of the Real Property, (iv) liens granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby, (v) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any Leases, (vi) any right, interest, lien, title or other Encumbrances created on any portion of the Owned Real Property by the Buyer or its agents or representatives, (vii) all exceptions, restrictions, easements, imperfections of title, rights-of-way and other similar matters of record (except for any recorded mortgage or deed of trust lien not covered by clause (iv)) to the extent disclosed on a current commitment for a standard coverage policy of title insurance covering any Owned Real Property (including, for any Owned Real Property, any recent commitment made available to Buyer by TreeHouse, if and to the extent so provided to Buyer) (each such commitment, a “Title Commitment”) that do not materially interfere with the present use of the Real Property in the operation of the Business conducted thereon, (viii) non-exclusive licenses of, or covenants not to sue with respect to, Intellectual Property granted to customers in the ordinary course of business, and (ix) the items set forth on Section 1.1(b) of the Disclosure Schedules.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Data” means any information about an identified or identifiable individual, in any form (whether oral, written or electronic), including any record that can be manipulated, linked or matched by any method to identify an individual, whether directly or indirectly, alone or in combination with other information, which is collected, use, disclosed, transmitted, stored or otherwise processed by the Business on its own behalf or on behalf of any customer, client, or other third party.
“Pickles and Refrigerated Dough Assets” means all of the assets primarily related to the Pickles and Refrigerated Dough Business, including, without limiting the generality of the foregoing, the assets set forth on Section 5.11(c)(ii)(A) of the Disclosure Schedules.
“Pickles and Refrigerated Dough Liabilities” means all Liabilities primarily related to the Pickles and Refrigerated Dough Business or arising out of the Pickles and Refrigerated Dough Assets, including, without limiting the generality of the foregoing, the Liabilities set forth on Section 5.11(c)(ii)(B) of the Disclosure Schedules.
“Pre-Closing Tax Period” means any taxable period (or the portion of any Straddle Period) ending on or prior to the Closing Date.
“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” social distancing, shut down, closure, curfew or other restrictions or any other Laws, orders, directives, guidelines or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group in connection with COVID-19 or any other epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions.
“Purchase Price” means (i) the Enterprise Value, plus (ii) the Closing Cash, plus (iii) the Working Capital Overage, if any, minus (iv) the Closing Indebtedness, minus (v) the Working Capital Underage, if any, minus (vi) the Closing Transaction Expenses, as each is calculated in accordance with Section 2.3.
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Required Information” means the unaudited consolidated balance sheet of the Business and the related statements of income, shareholders’ equity and cash flows for each fiscal quarter ending after June 30, 2022 and more than 45 days prior to the Closing Date.
“Restricted Cash” means that portion of cash and cash equivalents of a Group Company that (a) is not usable by the applicable Group Company immediately following the Closing because such portion is subject to restriction or limitation on use or distribution, whether by Law or contract or (b) is otherwise committed, held in escrow or held as collateral in respect of any obligation, and also includes any security deposits, earnest deposits, bid, performance, lease, utility and other deposits, or any other forms of deposit or security, placed by any Group Company; provided that no portion of the cash or cash equivalents of a Group Company shall be considered Restricted Cash on the basis that such cash or cash equivalents are or could be subject to Tax upon repatriation to the United States or any other jurisdiction.
“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement between the US Buyer and TreeHouse, attached hereto as Exhibit I (the “Restrictive Covenant Agreement”), to be entered into as an inducement to the parties’ willingness to consummate the transactions contemplated by this Agreement.

“Retained Businesses” means all businesses, products and/or services, other than the Business, now, previously or hereafter conducted and/or provided (as applicable) by the Sellers or any of their respective Affiliates.
“Retained Retention Amounts” means all Retention Award amounts actually paid in respect of the Retention Awards that were accrued at or prior to the Closing Date (which, for the avoidance of doubt, will include Retention Award amounts paid based on continued employment through Closing, even if paid shortly following the Closing, but will exclude Retention Award amounts paid based on continued employment through a specified date following the Closing Date).
“Retention Awards” means the retention awards outstanding as of the date hereof that were issued to the Business Employees and are set forth on Section 1.1(c) of the Disclosure Schedules.
“Return” means any return, declaration, report, statement, election, designation, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
“R&W Insurance Policy” means that certain insurance policy, to be issued by the R&W Insurer and to be bound as provided in Section 5.12, in the name and for the benefit of the Buyer, its Affiliates and its and their respective officers, directors, employees and agents.
“R&W Insurer” means Euclid Transactional, LLC.
“Sanctioned Country” means a country or territory, or the government thereof, which is currently or has in the last five years been the subject of or target of any Sanctions (at the time of this Agreement, the Crimea region and the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).
“Sanctioned Person” means a Person (i) listed on any Sanctions or Ex-Im Laws-related list of designated Persons maintained by a Governmental Authority, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the U.S. Department of Commerce’s Entity, Denied Persons, or Unverified List, the U.S. Department of State’s Debarred List, the EU Consolidated List, the UN Security Council Consolidated List, or Her Majesty’s Treasury’s Consolidated List of Financial Targets, (ii) 50% or greater owned or controlled by, or otherwise acting on behalf of, one or more Persons described in clause (i) above, or (iii) located, organized, or resident in, or a national of, or the government or any agency or instrumentality of the government of, a Sanctioned Country.
“Sanctions” means any U.S. or non-U.S. laws related to economic or trade sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom.
“Security Incident” means any (i) breach of security, phishing incident, ransomware or malware attack affecting any Business System, or (ii) incident in which confidential information or Personal Data was or may have been accessed, disclosed, destroyed, processed, used, or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by the Group Companies or by another Person on behalf of the Group Companies).

“Seller Credit Agreement” means the Credit Agreement to be entered into among Rushmore Investment II LLC, the US Buyer and TreeHouse, as Term Lender, Administrative Agent and Collateral Agent, substantially in the form of Exhibit D attached hereto.
“Seller Note” means the Seller Note issued by the US Buyer in favor of the Sellers, substantially in the form of Exhibit F to the Seller Credit Agreement.
“Seller Note Principal Amount” means an amount equal to the Estimated Purchase Price minus the Closing Date Cash Consideration.
“Seller Taxes” means (i) all Taxes of any member of a combined, consolidated or unitary group of which any Group Company or any of its Subsidiaries (or any predecessor thereof) was a member on or prior to the Closing Date (but, for the avoidance of doubt, solely to the extent it was a member prior to the Closing), including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation, (ii) all Taxes of any Person (other than the Group Companies and their respective Subsidiaries) imposed on any Group Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate solely to an event or transaction that occurred before the Closing, and (iii) all Taxes arising from the Prior Reorganization, the Subsequent Reorganization or the Pickles and Refrigerated Dough Transfer (unless such Taxes constitute GST/HST/QST that are refundable to any Group Company).
“Sellers Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Sellers of their obligations under this Agreement or the Ancillary Agreements to which they will be a party or the consummation by the Sellers of the transactions contemplated hereby or thereby.
“Shared Contracts” means the Buyer Designated Shared Contracts, the TreeHouse Designated Shared Contracts and the Shared Procurement Contracts.
“Software” means, as they exist anywhere in the world, computer software programs, applications, middleware, firmware, interfaces, software development kits, libraries, tools and other software of any type, including all source code, object code, specifications, databases, designs and documentation related to such programs.
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which (i) such Person or any other Subsidiary of such Person is a managing member or general partner, (ii) the equity interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by such Person or Subsidiary of such Person, or (iii) at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, or controlled, by such Person or any Subsidiary of such Person.
“Target Net Working Capital” means $205,500,000.
“Taxes” means (i) any and all U.S. federal, state, local or non-U.S. taxes, imposts, duties, withholdings, charges, fees, levies or other assessments of any kind (together with any and all interest and penalties thereon) imposed by any Governmental Authority, including all income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, premium, windfall or excess profits, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or other charges in the nature of tax, any obligation to repay any Taxes or Tax credits, Canadian governmental grants, subsidies or similar amounts (including as provided under a COVID-19 relief program), (ii) any liability for or in respect of the payment of any amount of a type described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, and (iii) any liability for or in respect of the payment of any amount described in clauses (i) or (ii) of this definition as a transferee or successor, by contract or otherwise.
“Trademark License Agreement” means the Long-Term Transitional Trademark License Agreement, by and between TreeHouse or one of its Subsidiaries (as determined by TreeHouse), and Buyer in substantially the form attached hereto as Exhibit C.
“Transaction Expenses” means, to the extent not paid by TreeHouse, its Subsidiaries or otherwise prior to the Calculation Time, (i) all fees, expenses and costs payable by the Group Companies to any third party in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including to financial advisors, accountants, legal advisors and other third-party advisors, (ii) other than the Assumed Retention Amounts, all sale, change in control, transaction bonus payments, retention bonuses (including the Retained Retention Amounts), unfunded nonqualified deferred compensation, bonus, incentive, severance or other similar amounts to be paid or provided to any current or former Business Employee at or after the Closing that are considered to be Transaction Tax Deductions or are otherwise payable in connection with the transactions contemplated hereby (including in combination with any other event) and pursuant to any arrangement entered into or agreed at or prior to the Closing (but excluding any such payments in respect of the employees of any of the Group Companies or the Contributor Employees triggered as a result of any action taken by Buyer or any of its Affiliates following the Closing or pursuant to any arrangement entered into by or at the direction of Buyer or any of its Affiliates), together with the employer portion of any applicable FICA, state, local or foreign withholding, payroll, Medicare, employment or similar Taxes with respect to any amounts described in this clause (ii), and (iii) all attorneys’ and other third party professionals’ fees, expenses and costs owed solely in respect of the Prior Reorganization, the Subsequent Reorganization and the Pickles and Refrigerated Dough Transfer.
“Transaction Tax Deductions” means, in each case, to the extent deductible for U.S. federal income Tax purposes at a “more likely than not” or higher level of comfort, any item of loss or deduction for income Tax purposes resulting from or attributable to (i) phantom equity payments, transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to employees or other service providers of any Group Company (or any Subsidiary thereof) in connection with the transactions contemplated by this Agreement, (ii) the fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by any Group Company (or any Subsidiary thereof) with respect to the payment of any Indebtedness in connection with the transactions contemplated by this Agreement, or (iii) any other Transaction Expenses.
“Transfer Taxes” means any and all transfer, documentary, sales, use, real property transfer, recording, gains, registration and other similar taxes and fees imposed in connection with the transactions contemplated by this Agreement.
“Transition Services Agreement” means that certain transition services agreement, substantially in the form of Exhibit B, pursuant to which Buyer or one of its Subsidiaries will purchase from TreeHouse or its Subsidiaries, and TreeHouse or its Subsidiaries will purchase from Buyer or one of its Subsidiaries, certain transition services as described therein where

Exhibit A (Seller Transition Services) and Exhibit B (Purchaser Transition Services) thereto are each a working draft and shall be updated and/or negotiated in good faith by the parties prior to the Closing in accordance with Section 5.1(c) of the Disclosure Schedules.
“U.S. Cash Amount” means, as of the Closing, an amount equal to the Cash held by the Group Companies in the U.S.
“U.S. Contribution Agreement” means the Contribution Agreement entered into between US Company, on the one hand, and TreeHouse and certain of its other Subsidiaries, on the other hand, dated as of July 2, 2022.
“Willful Breach” of a party means a deliberate act or failure to act, with actual knowledge that the taking of such act or failure to act would constitute in and of itself a material breach of any covenant or agreement set forth in this Agreement.
“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.
“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquisition Engagement	10.19(a)
Affiliate Agreement	3.21
Agreement	Preamble
Audited Financial Statements	5.22
Available Insurance Policies	5.1
Balance Sheet	3.6
Business	Recitals
Business Assets	3.18(b)
Business Guarantees	5.8
Buyer	Preamble
Buyer 401(k) Plan	5.17(c)
Buyer Designated Shared Contracts	5.13(c)(i)
Buyer Indemnified Party	8.2
Buyer Related Parties	1.1
Buyer Replacement Contracts	5.13(c)(i)
CA Buyer	Preamble
CA Company	Recitals
CA Seller	Recitals
CA Shares	Recitals
CFIA	3.20(b)
Closing	2.2(a)
Closing Cash	2.3(b)

Closing Date	2.2(a)
Closing Indebtedness	2.3(b)
Closing Net Working Capital	2.3(b)
Closing Transaction Expenses	2.3(b)
Companies	Recitals
Company	Recitals
Competing Transaction	5.18
Confidentiality Agreement	5.5
Continuation Period	5.17(a)
Continuing Employee	5.17(a)
Contribution Agreement	5.11
Designated Assets	5.11(c)
Designated Liabilities	5.11(c)
Designated Shared Contracts	5.13(c)(ii)
E.D. Smith Marks	5.16
Employee Plans	3.10(a)
Environmental Laws	3.16(g)(i)
Environmental Permits	3.16(g)(ii)
Equity Financing	4.4(a)
Equity Financing Commitment Letter	4.4(a)
Equity Investor	4.4(a)
ERISA	4.10(a)
Estimated Cash	2.3(a)
Estimated Indebtedness	2.3(a)
Estimated Net Working Capital	2.3(a)
Estimated Transaction Expenses	2.3(a)
Excluded Benefits	5.17(a)
Excluded Employees	1.1
FDA	3.20(b)
Final Closing Statement	2.3(b)
Financial Statements	3.6(a)
Financing Purposes	4.4(f)
Gibson Dunn	10.19(a)
Group Company Plans	3.10(a)
Hazardous Materials	3.16(g)(iii)
Indemnified Party	8.3
Independent Accounting Firm	2.3(d)
In-Scope Requirement	3.11(a)
Insurance Policies	3.12
Interim Financial Statements	3.6(a)
Leases	3.13(b)
Licensed Buyer IP	5.15(b)
Licensed Seller IP	5.15(a)
Losses	8.2
Material Contract Approvals	5.13(a)

Material Contracts	3.17(a)
Material Customers	3.24(a)
Material Suppliers	3.24(b)
Multiemployer Plans	3.10(d)
Net Adjustment Amount	2.3(g)(i)
New Plan	5.17(b)
Newco	5.11(c)
Non-US Plans	3.10(h)
Notice of Disagreement	2.3(c)
PBCG	3.10(f)
Permits	3.8(c)
Pickles and Refrigerated Dough Business	5.11
Pickles and Refrigerated Dough Transfer	5.11(c)
Preliminary Closing Statement	2.3(a)
Prior Reorganization	Recitals
Real Property	3.13(c)
Registered Intellectual Property	3.14(a)
Replacement Contracts	5.13(c)(ii)
Restrictive Covenant Agreement	Recitals
Securities Act	4.6
Seller Indemnified Party	8.3
Seller Plans	4.10(a)
Sellers	Recitals
Shared Procurement Contracts	5.13(b)(i)
Shares	Recitals
Subject Courts	10.22
Subsequent Reorganization	5.11
Subsidiary Sellers	Recitals
Termination Date	9.1(c)
Third Party Claim	8.4(b)
Title Commitment	1.1
Title IV Plan	3.10(d)
Trade Controls	3.25(b)
Transferred Subsidiaries	Recitals
TreeHouse	Preamble
TreeHouse Designated Shared Contracts	5.13(c)(ii)
TreeHouse Replacement Contracts	5.13(c)(ii)
Union Members	5.17(e)
US Buyer	Preamble
US Company	Recitals
US Sellers	Recitals
US Shares	Recitals
USDA	3.20(b)
WARN Act	3.11(d)

ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, TreeHouse shall and shall cause each of the Subsidiary Sellers to sell, assign, transfer, convey and deliver (a) the number of US Shares set forth opposite each US Seller’s name to the US Buyer, and the US Buyer shall purchase such US Shares from such US Seller and (b) the number of CA Shares set forth opposite the CA Seller’s name to the CA Buyer, and the CA Buyer shall purchase such CA Shares from the CA Seller, in each case, free and clear of any Encumbrances, for the consideration specified below in this Article II and subject to adjustment pursuant to Section 2.3.
Section 2.2    Closing.
(a)    The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held remotely via electronic exchange of required Closing documentation at 10:00 a.m., central time on (i) October 3, 2022 or such later date that is the [tenth] Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those which, by their nature, are to be satisfied at the Closing, but subject to such) or (ii) at such other place or at such other time or on such other date as TreeHouse and the Buyer mutually may agree in writing. The day on which the Closing actually takes place is referred to as the “Closing Date.”
(b)    At the Closing:
(i)    the Buyer shall deliver or cause to be delivered the Closing Date Cash Consideration to the account or accounts to be designated by TreeHouse at least three Business Days prior to the Closing Date (and the portion of the Closing Date Cash Consideration (if any) or any other amount (if any) paid pursuant to this Agreement directly to TreeHouse in respect of equity transferred to the Buyer by a different Seller shall be received by TreeHouse in its capacity as agent for such other Seller and shall be deemed to have been paid to that other Seller);
(ii)    the Buyer shall deliver to the Sellers a duly executed counterpart of each of the Seller Credit Agreement and the Seller Note;

(iii)    TreeHouse shall deliver to the Buyer a duly executed counterpart of each of the Seller Credit Agreement and the Seller Note in an aggregate principal amount equal to the Seller Note Principal Amount;
(iv)    the Buyer shall pay, or cause to be paid, on behalf of the Group Companies and to the extent unpaid as of immediately prior to the Closing, an amount equal to the Estimated Transaction Expenses to each Person who is owed a portion thereof as set forth in the Preliminary Closing Statement;
(v)    TreeHouse shall deliver or cause to be delivered to the Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(vi)    TreeHouse shall deliver or cause to be delivered to the Buyer an executed counterpart of each Ancillary Agreement to which TreeHouse is a party, executed by the applicable Business Entities;
(vii)    the Buyer shall deliver or cause to be delivered to TreeHouse an executed counterpart of each Ancillary Agreement to which the Buyer is a party, executed by the Buyer;
(viii)    TreeHouse shall deliver, or cause to be delivered, to the Buyer a certificate pursuant to Treasury Regulations section 1.1445-2(c)(3) stating that the US Company is not nor has it been a U.S. real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c) of the Code; provided, that the Buyer’s only remedy for TreeHouse’s failure to provide such certificate will be to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under section 1445 of the Code, and TreeHouse’s failure to provide such certificate will not be deemed to be a failure of the condition set forth in Section 7.3 to have been met;
(ix)    TreeHouse shall deliver or cause to be delivered to the Buyer the certificate contemplated by Section 7.3(c);
(x)    the Buyer shall deliver or cause to be delivered to TreeHouse the certificate contemplated by Section 7.2(b); and
(xi)    TreeHouse shall deliver or cause to be delivered evidence reasonably satisfactory to the Buyer that each of the Group Companies has been, or will be substantially simultaneously with the Closing, fully released from any guarantee provided under the financing arrangements set forth on Section 2.2(b)(xi) of the Disclosure Schedule.
(c)    All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by or on behalf of the payee, which designation shall be made at least two Business Days prior to the applicable payment date.
Section 2.3    Purchase Price Adjustments.
(a)    At least five Business Days prior to the Closing Date, TreeHouse shall prepare, or cause to be prepared, and deliver to the Buyer, together with reasonably detailed supporting information and back-up for such calculations, a written statement (the “Preliminary Closing Statement”) setting forth a good-faith estimate of (i) Net Working Capital (and the components thereof) (the “Estimated Net Working Capital”) determined as of the Calculation Time, (ii) Indebtedness (the “Estimated Indebtedness”) determined as of immediately prior to the Closing, (iii) U.S. Cash Amount plus the Foreign Cash Amount (the “Estimated Cash”) determined as of the Calculation Time and (iv) Transaction Expenses (the “Estimated Transaction Expenses”) determined as of immediately prior to the Closing, calculated on a basis consistent with the relevant definitions and terms of this Agreement, including, as applicable, the Applicable Accounting Principles. Prior to the Closing, the Buyer shall be entitled to comment on and request reasonable changes to the Preliminary Closing Statement, and TreeHouse and the Buyer in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement; provided, that if the parties are unable to resolve all such differences prior to the Closing, the amounts of the

Estimated Net Working Capital, Estimated Indebtedness, Estimated Cash and Estimated Transaction Expenses as reflected in the Preliminary Closing Statement shall be used for purposes of calculating the Estimated Purchase Price on the Closing Date. The Buyer’s failure to identify any questions or changes to the Preliminary Closing Statement shall not indicate any acceptance or waiver, or otherwise impact the Buyer’s right to prepare the Final Closing Statement in accordance with Section 2.3(b).
(b)    Within 120 days after the Closing Date, the Buyer shall cause to be prepared and delivered to TreeHouse, together with reasonably detailed supporting information and back-up for such calculations, a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (and the components thereof) (“Closing Net Working Capital”) determined as of the Calculation Time, (ii) Indebtedness (“Closing Indebtedness”) determined as of immediately prior to the Closing, (iii) U.S. Cash Amount plus Foreign Cash Amount (“Closing Cash”) determined as of the Calculation Time and (iv) Transaction Expenses (“Closing Transaction Expenses”) determined as of immediately prior to the Closing. The Final Closing Statement shall be prepared in accordance with the relevant definitions and terms of this Agreement, including, as applicable, the Applicable Accounting Principles and in the same presentation format as the Sample Statement. If, for any reason, the Buyer fails to deliver the Final Closing Statement within the time period required by this Section 2.3(b), then at the election of TreeHouse in its reasonable discretion, the Preliminary Closing Statement delivered by TreeHouse to the Buyer shall be considered for all purposes of this Agreement the Final Closing Statement; provided that, prior to any such election becoming effective, TreeHouse shall have delivered to the Buyer at least three days in advance written notice of its intent to make such election, and the Buyer shall not have delivered the Final Closing Statement prior to such effective time. In no event may the Buyer amend or adjust the Final Closing Statement or the underlying balances and calculations thereof following delivery to TreeHouse, without TreeHouse’s consent.
(c)    The Final Closing Statement shall become final and binding on the 60th day following delivery thereof, unless prior to the end of such period, TreeHouse delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature, rationale and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, as set forth in the Final Closing Statement, together with reasonable supporting detail and back-up calculations therefor. TreeHouse shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.3(d).
(d)    During the 30-day period following delivery of a Notice of Disagreement by TreeHouse to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses as specified therein. Rule 408 of the Federal Rules of Evidence shall apply to the parties during any discussions or negotiations, and any subsequent dispute arising therefrom. Any disputed items resolved in writing between the Buyer and TreeHouse within such 30-day period shall be final and binding with respect to such items, and if TreeHouse and the Buyer agree in writing on the resolution of each disputed item specified by TreeHouse in the Notice of Disagreement and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and TreeHouse have not resolved all such differences by the end of such 30-day period, the Buyer and TreeHouse shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses. The Independent Accounting Firm shall be Ernst & Young Global Limited or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by TreeHouse and the Buyer. The Buyer and TreeHouse shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof. No party or its Representatives shall be permitted to engage in ex-parte communications (whether written or oral) with the Independent Accounting Firm in connection with the Independent Accounting Firm’s resolution of any disputed items. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and Treehouse’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Closing Transaction Expenses that are specifically included on a timely-delivered Notice of Disagreement and identified as being items and amounts to which the Buyer and TreeHouse have been unable to agree. As promptly as practicable after the engagement of the Independent Accounting Firm, the Buyer and TreeHouse shall each prepare and submit to the Independent Accounting Firm a presentation (only with respect to the unresolved disputed items) to the Independent Accounting Firm; provided that the Buyer and TreeHouse cannot assign a value to any disputed item that is more favorable to such party than what such party included in the Final Closing Statement or Notice of Disagreement, as applicable; provided, further, that copies of all such materials are concurrently provided to the other party and that such discussions may only occur in the presence (including by telephone) of the other party. As soon as practicable thereafter, but no later than 10 Business Days from the final submission of presentations from the Buyer and TreeHouse, the Buyer and TreeHouse shall use reasonable best efforts to cause the Independent Accounting Firm to render its written decision (such written decision to include reasonable supporting details and basis for the Independent Accounting Firm’s determination of each disputed item) with respect to only the unresolved disputed items based solely upon the presentations by the Buyer and TreeHouse. The parties agree that the failure of the Independent Accounting Firm to strictly conform to any deadline or time period within this Agreement shall not render the determination of the Independent Accounting Firm invalid and shall not be a basis for seeking to overturn any determination rendered by the Independent Accounting Firm. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the terms and definitions of this Agreement, including, as applicable, the Applicable Accounting Principles and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Cash and Closing Transaction Expenses shall be based solely on written materials submitted by the Buyer and TreeHouse (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review. The Independent Accounting Firm shall act as an expert and not as an arbitrator. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9.

(e)    The fees and expenses of the Independent Accounting Firm shall be borne by TreeHouse and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.
(f)    The Buyer and TreeHouse will, and will cause the Group Companies (in the case of TreeHouse, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.3) to afford the other party and its Representatives reasonable access (taking into account any applicable Public Health Measures), during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Group Companies and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.3. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.3; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.
(g)    The Purchase Price shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to the Purchase Price minus the Estimated Purchase Price.
(ii)    If the Net Adjustment Amount is positive, within five Business Days after being finally determined pursuant to this Section 2.3, the Buyer shall pay, or cause to be paid, an amount equal to the Net Adjustment Amount by wire transfer of immediately available funds to TreeHouse (or to such other Person or Persons as TreeHouse directs); provided that the Net Adjustment Amount pursuant to this Section 2.3(g)(ii) shall not exceed $30,000,000.
(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Buyer shall be entitled to receive the absolute value of the Net Adjustment Amount and within five Business Days after being finally determined pursuant to this Section 2.3, TreeHouse shall (x) satisfy the Net Adjustment Amount by causing the Seller Note Principal Amount to be reduced to an amount equal to the Adjusted Seller Note Principal Amount and (y) pay to the Buyer the remainder of the Net Adjustment Amount in cash by wire transfer of immediately available funds to an account specified in writing to TreeHouse by the Buyer; provided that the Net Adjustment Amount pursuant to this Section 2.3(g)(iii) shall not exceed $30,000,000.
(iv)    If the Net Adjustment Amount is zero, then no adjustments to the Purchase Price shall be made.

(h)    Payments in respect of Section 2.3(g) shall be made within five Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.3 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.
(i)    The adjustments to the Estimated Purchase Price provided for in this Section 2.3 shall be treated as an adjustment to the Purchase Price for federal income and applicable state and local tax purposes, unless otherwise required by applicable Law.
Section 2.4    Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable Law. If Buyer or any applicable withholding agent makes a determination that any deduction or withholding is required in respect of any such consideration otherwise payable pursuant to this Agreement (other than with respect to compensatory payments or as a result of the failure of any Person to deliver the documentation described in Section 2.2(b)(viii)), such Person shall use commercially reasonable efforts to provide notice to Treehouse no less than five Business Days prior to the date on which such deduction or withholding is to be made with an explanation substantiating the requirement to deduct and withhold, and such Person shall take such actions as are reasonably requested by Treehouse to mitigate any such requirement to deduct or withhold to the maximum extent permitted by applicable Law. To the extent that amounts are so deducted and withheld and paid over to the proper Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TREEHOUSE
Except as set forth in the Disclosure Schedules (subject to Section 10.10), TreeHouse hereby represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:
Section 3.1    Organization and Qualification. TreeHouse and each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Group Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth on Section 3.1 of the Disclosure Schedules, and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and contemplated to be conducted immediately following the Closing and (b) duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. TreeHouse has made available to the Buyer true and complete copies of the Organizational Documents of each Business Entity.
Section 3.2    Authority. TreeHouse has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by TreeHouse of this Agreement and the Ancillary Agreements to which it is party and the consummation by

TreeHouse of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and the performance by the other Sellers of this Agreement and the Ancillary Agreements will be duly and validly authorized by all necessary corporate action prior to the Closing. No other corporate proceeding on the part of TreeHouse, the other Sellers or any Group Company is necessary to authorize this Agreement and the consummation by TreeHouse of the transactions contemplated hereby. This Agreement has been, and the Ancillary Agreements to which TreeHouse is party, will be, duly executed and delivered by TreeHouse and, assuming due execution and delivery by the Buyer, constitute the legal, valid and binding obligation of TreeHouse, enforceable against TreeHouse in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 3.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by TreeHouse of this Agreement and the Ancillary Agreements to which it is party, and the consummation by TreeHouse and each of the other Sellers of the transactions contemplated hereby and thereby (including the Prior Reorganization, the Subsequent Reorganization and the Pickles and Refrigerated Dough Transfer) do not and will not:
(i)    conflict with or violate the Organizational Documents of any Business Entity;
(ii)    conflict with or violate any Law applicable to any Business Entity or by which any property or asset of such Business Entity is bound or affected;
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation or create any Encumbrance under or require any consent of any Person pursuant to, any Material Contract; or
(iv)    result in the creation of any Encumbrance upon any of the assets or properties of such Business Entity (except for Permitted Encumbrances);
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Group Companies, taken as a whole, or prevent, materially delay or materially impede the performance by a Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby, or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.
(b)    No Seller or Group Company is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution and delivery of this Agreement or any Ancillary Agreement by TreeHouse or the performance by the Sellers of this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act or the Competition Act, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Group Companies, taken as a whole, or to prevent, materially delay or materially impede the performance by TreeHouse of its obligations under this Agreement or the consummation of the transactions contemplated hereby. No Group Company (a) or Seller or TreeHouse is subject to any agreement or requirement to obtain prior approval for the consummation of the transactions contemplated by this Agreement from any Governmental Authority or (b) has received any written, or to the Knowledge of TreeHouse, any oral, notice from any Governmental Authority indicating that such Governmental Authority would oppose or not promptly grant or issue its consent or approval, if requested, in each case, with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 3.4    Capitalization. Each Group Company’s authorized and outstanding capital stock as of the date of this Agreement is as set forth on Section 3.4 of the Disclosure Schedules. All of the Group Companies’ issued and outstanding capital stock is validly issued, fully paid and nonassessable. The Shares constitute all of the issued and outstanding capital stock of the Companies, and the equity of the other Group Companies set forth on Section 3.4 of the Disclosure Schedules constitutes all of the issued and outstanding equity interests of the applicable Group Company as of the date of this Agreement. There are no outstanding obligations, options, call options, restricted stock units, restricted stock, puts, warrants, rights of first refusal, rights of first offer, subscription rights, preemptive rights, convertible securities, stock appreciation rights, profit interests, phantom interests or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of any Group Company or obligating any Group Company to issue or sell any shares of capital stock of, or any other interest in, any Group Company. There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any shares of capital stock of such Group Company or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of any Group Company.
Section 3.5    Equity Interests.
(a)    Except as set forth on Section 3.5 of the Disclosure Schedules, no Group Company directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.
(b)    Each Seller is the record and beneficial owner of the applicable Shares, free and clear of any Encumbrance. Each Seller has the right, authority and power to sell, assign and transfer such Shares to the Buyer. Upon delivery to the Buyer of certificates for such Shares at the Closing, the Buyer’s payment of the Purchase Price and registration of such Shares in the name of the Buyer in the stock records of the applicable Group Company, the Buyer, assuming it shall have purchased such Shares for value in good faith and without notice of any adverse claim, shall acquire good, valid and marketable title to such Shares, free and clear of any Encumbrance other than any Encumbrances created by the Buyer.
Section 3.6    Financial Statements.
(a)    Copies of the unaudited pre-tax combined balance sheet of the Business as at December 31, 2021 (the "Balance Sheet") and December 31, 2020, and the related unaudited pre-tax combined statement of income of the Business, except for the absence of footnotes, which if presented, would not materially alter the financial condition or financial results of the Business (the “Financial Statements”) and the unaudited combined statement of working capital assets and liabilities (excluding cash, interest accrual, income tax related items, hedges, accrued pension, and right of use assets and liabilities, and acquisition-related receivables) of the Business as at June 30, 2022, and the related unaudited combined statement of gross margin of the Business, except for the absence of footnotes, which if presented, would not materially alter the financial condition or financial results of the Business, (collectively referred to as the “Interim Financial Statements”), are attached hereto as Section 3.6 of the Disclosure Schedules. Except as set forth on Section 3.6 of the Disclosure Schedules, each of the Financial Statements and the Interim Financial Statements fairly presents, in all material respects, the combined financial position (in relation to the Financial Statements), the working capital assets and liabilities (in relation to the Interim Financial Statements), and results of operations (in relation to the Financial Statements) and gross margin (in relation to the Interim Financial Statements) of the Business as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP, consistently applied, except as otherwise noted therein and, (i) in the case of the Interim Financial Statements, subject to normal year-end adjustments and allocations and (ii) in the case of the Financial Statements, subject to the absence of notes, none of which (i) or (ii) are material, individually or in the aggregate, to the Business. The Financial Statements and the Interim Financial Statements are true, correct and complete, and are consistent with the books and records of the Business, which have been maintained and recorded with sound accounting practice.
(b)    TreeHouse represents and warrants to the Buyer that, as of the dates the Audited Financial Statements, when delivered to the Buyer and as of the Closing Date, the Audited Financial Statements (i) will have been prepared in good faith and derived from the books and records of TreeHouse and its Subsidiaries, (ii) will have been prepared in accordance with GAAP, on a consistent basis for each period presented and (iii) will fairly present in all material respects the financial position, assets, liabilities, results of operations and cash flows of the Business as of the dates and for the fiscal periods presented therein.
(c)    No Group Company or Sellers (in respect of the Business only) has any debts, Liabilities or obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, other than any such debts, Liabilities or obligations (i) expressly reflected or reserved against in the Interim Financial Statements, (ii) set forth on Section 3.6(c) of the Disclosure Schedules, (iii) incurred since the date of the Interim Financial Statements in the ordinary course of business of such Group Company (none of which relate to a breach of Contract, tort, misappropriation, dilution, violation of Law, infringement or any Action), or (iv) that would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Group Companies, taken as a whole. No Group Company is party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among any Group Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).
(d)    The Group Companies or Sellers (in respect of the Business only) have established, administered and maintained a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and that the transactions have been recorded as necessary to permit the preparation of the Financial Statements. In the past three years, there has not been (i) any significant deficiency or material weakness in any system of internal accounting controls used by the Group Companies or Sellers (in respect of the Business only), (ii) to the Knowledge of TreeHouse, any Fraud or other wrongdoing that involves any of the management or other employees of the Group Companies or Sellers (in respect of the Business only) who have a role in the preparation of financial statements or the internal accounting controls used by the Group Companies or Sellers (in respect of the Business only), in each case, that relate to the Business, or (iii) any claim or allegation regarding any of the foregoing.
(e)    All inventory of the Group Companies and Sellers (in respect of the Business only), whether or not reflected on the Financial Statements, are generally of a quality and quantity usable and saleable in the ordinary course of business and held free and clear of all Encumbrances, other than Permitted Encumbrances, except for obsolete items and items of below-standard quality, substantially all of which have been written off or written down to net realizable value on the Financial Statements. All inventories not written-off have been stated at the lower of net realizable cost or market value on a first-in, first-out basis. No material inventory is held on a consignment basis.
Section 3.7    Absence of Certain Changes or Events. Since December 31, 2021, (a) there has not occurred any event, change, occurrence or effect which has, or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (b) each Group Company and each Seller (in respect of the Business only) has conducted its business in the ordinary course of business in all material respects (except for actions explicitly contemplated by this Agreement and the Ancillary Agreements) and (c) no Group Company or Seller has taken any action which, if taken after the date hereof and prior to the Closing, would require the consent of the Buyer pursuant to Section 5.1(b).
Section 3.8    Compliance with Law; Permits. Except as set forth in Section 3.8 of the Disclosure Schedules:
(a)    Each Group Company and each Seller (in respect of the Business only) is, and for the past three years has been, in compliance in all material respects with all Laws applicable to it;
(b)    No Group Company or Seller (in respect of the Business only) has received, at any time during the last three years, any written, or to the Knowledge of TreeHouse, oral communication alleging any material noncompliance with any Laws applicable to it that has not been cured; and
(c)    Each Group Company is (or with respect to the CA Company, will be as of the Closing) in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for such Group Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 3.9    Litigation. Except as set forth in Section 3.9 of the Disclosure Schedules, (a) there is no Action, and in the past three years there have been no Actions, by or against any Group Company or any Seller (in respect of the Business only) pending, or to the Knowledge of TreeHouse, threatened in writing and (b) no Group Company or Seller (in respect of the Business only) or their respective assets, properties or businesses has been subject to or bound by any Governmental Order, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Group Companies, taken as a whole.

Section 3.10    Employee Benefit Plans.
(a)    Section 3.10(a) of the Disclosure Schedules sets forth a complete and correct list of (i) all material Seller Plans and (ii) all Group Company Plans (excluding any employee offer letter or restrictive covenant agreement that, in each case, has substantially the same terms as the form provided to Buyer as of the date of this Agreement and set forth on Section 3.10(a) of the Disclosure Schedules and does not provide for (A) severance benefits, other than as required by applicable Law, or (B) any retention, equity-based, change in control or transaction-based compensation or arrangements). For purposes of this Agreement, “Employee Plan” shall mean (i) any employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all compensation, transaction, change in control, sale, bonus, stock option, stock purchase, restricted stock, equity or equity-based, phantom equity, incentive, deferred compensation, profit sharing, retiree health or welfare, supplemental retirement, severance, employment, individual consulting, termination, severance, separation pay, stay or other benefit or compensation plans, programs, policies, agreements or arrangements, that are (x) maintained and sponsored solely by any of the Group Companies or in which the sole participants are current or former Contributor Employees and any other current or former employees dedicated primarily to the Business (the Employee Plans described in (x), “Group Company Plans”), (y) maintained, contributed to (or required to be contributed to) or sponsored by any of the Sellers or an Affiliate of any Seller for the benefit of any current or former Contributor Employee or any other current or former employee, officer, director or other service provider of any Group Company or any current or former employee, officer, director or other service provider providing services primarily dedicated to the Business, or (z) otherwise with respect to which any of the Group Companies contributes, is required to contribute or has any current or contingent liability or obligation (the Employee Plans described in (y) and (z), the “Seller Plans”). TreeHouse has made available to the Buyer a true and complete copy of each Employee Plan and, to the extent applicable, employee booklets, all current summary plan descriptions (and any summaries of material modifications thereto), the most recent determination letter from the IRS with respect to any Employee Plan, and any non-routine correspondence with any Governmental Authority regarding any Employee Plan within the past three years. With respect to each Multiemployer Plan, TreeHouse has provided to the Buyer a copy of the most recent annual funding notice and the most recent withdrawal liability estimate provided by such Multiemployer Plan.
(b)    With respect to each Group Company Plan, and, except as could not result in any material liability to the Group Companies, the Business, or the Buyer, each Seller Plan: (i) each Employee Plan has been established, maintained, funded, invested, operated and administered in all material respects in accordance with its terms and the requirements of applicable Law, including ERISA and the Code, (ii) each Group Company and, with respect to each employee providing services primarily dedicated to the Business, the Sellers and their Affiliates have performed all material obligations required to be performed by it or them under any Employee Plan and are not in any material respect in default under or in material violation of any Employee Plan, and (iii) no Action or claim (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of TreeHouse, threatened with respect to any Employee Plan.
(c)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is entitled to rely upon a determination or opinion letter from the IRS that it is so qualified and no fact or event has occurred that could reasonably be expected adversely to affect the qualified status of any such Employee Plan or the exempt status of any related trust.

(d)    Except as set forth on Section 3.10(d) of the Disclosure Schedules, none of the Employee Plans is, and none of the Group Companies or the Business has any current or contingent liability or obligation under or with respect to: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (any such plan, a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 of the Code or Title IV of ERISA (any such plan, a “Title IV Plan”), (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). None of the Group Companies or the Business has any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.
(e)    With respect to each Multiemployer Plan, no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether for a partial or complete withdrawal) has been incurred by any of the Group Companies or the Business, and no Group Company or the Business has received notice that any Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination), and all contributions (including installments) required to be made by Business Entities have been timely made. No Multiemployer Plan has been terminated or has been or is expected to become insolvent (within the meaning of Section 4245 of ERISA) or is in “endangered,” “critical,” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to result directly or indirectly in any increase in contributions or other liability to the Group Companies or the Business. None of the Group Companies or the Business is bound by any contract or has any liability or obligation described in Section 4204 of ERISA. The transactions contemplated by this Agreement will not constitute or trigger a complete or partial withdrawal with respect to any Multiemployer Plan.
(f)    With respect to each Title IV Plan under which any of the Group Companies or the Business has any current or contingent liability or obligation: (i) no reportable event (within the meaning of Section 4043 of ERISA) has occurred within the last three years, or is expected to occur whether as a result of the transactions contemplated by this Agreement or otherwise; (ii) the minimum funding standard under Section 430 of the Code has been satisfied and no waiver of any minimum funding standard or extension of any amortization periods has been requested or granted; (iii) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid; (iv) with respect to each Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with; (v) no Title IV Plan has been or is considered to be in “at risk” status under Section 430 of the Code; (vi) there has been no event described in Section 4062(e) of ERISA, and the transactions contemplated by this Agreement will not result in any event described in Section 4062(e) of ERISA; (vii) no event has occurred or circumstances exist that could result in a liability under or with respect to Section 4069 of ERISA; and (viii) no notice of intent to terminate any Title IV Plan has been filed and no amendment to treat a Title IV Plan as terminated has been adopted and no proceeding has been commenced by the PBGC to terminate any Title IV Plan.
(g)    Except as set forth on Section 3.10(g) of the Disclosure Schedules, no Employee Plan provides, and none of the Group Companies have promised to provide, any post-termination or retiree health or welfare benefits to any employee, officer, or director providing services primarily dedicated to the Business (or any dependent or beneficiary thereof) other than as required by COBRA for which the covered Person pays the full premium cost of coverage.

None of the Group Companies has incurred (whether or not assessed) or could reasonably be expected to incur any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.
(h)    Without limiting the generality of the other provisions of this Section 3.10, with respect to Employee Plans that are subject to or governed by the Laws of any jurisdiction other than the United States, whether or not United States Laws also apply (the “Non-US Plans”), (i) all amounts required to be reserved under each book reserved Non-US Plan have been so reserved in accordance with GAAP, (ii) each Non-US Plan required to be registered with a Governmental Authority has been registered, has been maintained in good standing with the appropriate Governmental Authorities, has been maintained and operated in all material respects in accordance with its terms and is in compliance with all applicable Law, and (iii) no Non-US Plan is a defined benefit plan (as defined in Section 3(35) of ERISA, whether or not subject to ERISA). There are no unfunded or underfunded liabilities of the Group Companies or the Business with respect to any Non-US Plan.
(i)    Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in combination with any other event) will (i) result in any payment or benefit becoming due to any person under any Employee Plan or otherwise, (ii) increase, or result in any acceleration of the time of payment, funding or vesting of, any compensation or benefit otherwise payable or due to any current or former employee, officer, director or other service provider of the Group Companies, any current or former Contributor Employee or any other individual otherwise providing services primarily related to the Business, or result in the forgiveness of any such individual’s indebtedness, or (iii) result, separately or in the aggregate, in the payment, acceleration or enhancement of any amount or benefit (whether in cash or property or the vesting of property) that could constitute an “excess parachute payments” within the meaning of Section 280G of the Code.
(j)    No Group Company has any obligation to gross-up, indemnify, reimburse or otherwise make whole any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code.
(k)    Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and all IRS guidance promulgated thereunder and not otherwise exempt from Section 409A of the Code has been operated, maintained and administered in compliance with the requirements of Section 409A of the Code to the extent applicable.
(l)    No Seller Plan that is a “registered pension plan” within the meaning of subsection 248(1) of the ITA contains a “defined benefit provision” within the meaning of subsection 147.1(1) of the ITA, and no Seller Plan is a “retirement compensation arrangement” within the meaning of subsection 248(1) of the ITA.
Section 3.11    Labor and Employment Matters.
(a)    TreeHouse and its Affiliates have fully complied, and will fully comply, with all applicable Laws in relation to the transfer of the Contributor Employees to the Group Companies as contemplated by the Contribution Agreement. Section 3.11(a)(i) of the Disclosure Schedules sets forth a list of all Contributor Employees (without names, to the extent required by Law) by job title, primary work location, the entity by which he or she is employed as of the date of this Agreement and the Group Company by which he or she will as of the Closing Date be employed, and identifies which Contributor Employees at the level of Vice President or higher have not, for the six months preceding the date of this Agreement (or such shorter time during which employed by TreeHouse or any of its Affiliates), been, primarily dedicated to the operation of the Business (such dedication standard, the “In-Scope Requirement”). Section 3.11(a)(ii) of the Disclosure Schedules sets forth a list of all other employees of the Group Companies (without names, to the extent required by Law) by job title, primary work location and the employing Group Company. Except as identified on Section 3.11(a)(iii) of the Disclosure Schedules, each current Business Employee at the level of Vice President or higher meets the In-Scope Requirement. Except as identified on Section 3.11(a)(iv) of the Disclosure Schedule, no current employee of TreeHouse or its Affiliates, other than the current Business Employees, is primarily dedicated to the operation of the Business.
(b)    Except as set forth on Section 3.11(b) of the Disclosure Schedules, no Group Company and, solely with respect to the Business, none of TreeHouse or its Affiliates, is a party to or bound by any CBA, and no current Business Employee is represented by a labor union, works council, labor organization or other employee representative body in connection with their employment by TreeHouse or any of its Affiliates. In the past five years, there have been no actual or, to the Knowledge of TreeHouse, threatened unfair labor practice charges, material grievances or arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling, representation proceedings, labor organizing activities, demands for recognition by a labor union, works council, group of employees, or other employee representative body, or material labor disputes against or affecting any Group Company or, solely with respect to the Business or the Business Employees, TreeHouse or its Affiliates.
(c)    There are no pending or, to the Knowledge of TreeHouse, threatened Actions concerning labor or employment matters with respect to a Group Company or the Business or Business Employees, except for such Actions that would not, individually or in the aggregate, reasonably be expected to be material to any Group Company or the Business.
(d)    Except as would not result in material liability for any Group Company, the Group Companies taken as a whole, or the Business, the Group Companies and, solely with respect to the Business and Business Employees, TreeHouse and its Affiliates, are and for the last three years, have been, in compliance with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employment standards, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all U.S. employees and the proper confirmation of employee visas and work permits), harassment, discrimination and retaliation, human rights, accessibility disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements, pay equity, COVID-19 and unemployment insurance.
(e)    Except as would not result in material liability for the Group Companies or the Business, the Group Companies and, solely with respect to the Business, TreeHouse and its Affiliates, have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, vacation pay and/or other paid time off, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors.

(f)    To the Knowledge of TreeHouse, no Business Employee or other current or former employee or individual service provider of any Group Company or, solely with respect to the Business, TreeHouse and its Affiliates, is in any material respect in violation of any term of any nondisclosure agreement or obligation, noncompetition agreement, nonsolicitation agreement, or other restrictive covenant: (i) owed to any Group Company or the Business; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Group Company or the Business.
(g)    To the Knowledge of TreeHouse, no current Business Employee with annualized base salary at or above $250,000, has provided notice to TreeHouse or any of its Affiliates indicating that such Continuing Employee intends to terminate his or her employment prior to the one year anniversary of the Closing.
(h)    To the Knowledge of TreeHouse, each Group Company and, solely with respect to the Business and the Business Employees, TreeHouse and its Affiliates, have investigated and taken any necessary corrective action and all actions required by applicable Law with respect to any written, or otherwise documented or memorialized, complaints of sexual harassment, or other harassment, discrimination, workplace violence or retaliation against any of their respective directors, officers, employees or independent contractors of which any of them is aware. The Group Companies and, solely with respect to the Business, TreeHouse and its Affiliates, do not reasonably expect any material liabilities with respect to any written, or otherwise documented or memorialized, complaints of sexual harassment, or other harassment, discrimination, workplace violence or retaliation and are not aware of any such written, or otherwise documented or memorialized, complaints relating to officers, directors, employees, contractors, or agents of the Group Companies or the Business that, if known to the public, would bring the Group Companies or the Business into material disrepute.
(i)    Neither TreeHouse or its Affiliates, with respect the Business or the Business Employees, nor any Group Company has experienced any material employment-related liability with respect to COVID-19.
Section 3.12    Insurance. Section 3.12 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies, bonds or other forms of insurance in force with respect to each Group Company (the “Insurance Policies”), copies of which have been provided to the Buyer. The types and amounts of coverage provided in the Insurance Policies are usual and customary in the context of business and operations similar to the Business. There is no claim pending under any Insurance Policy where coverage has been questioned, denied or disputed, or which is being handled under a reservation of rights. No Group Company or Seller (in respect of the Business only) has received written notice of cancellation or termination with respect to any Insurance Policy, and, to the Knowledge of TreeHouse, no insurer has threatened to cancel or terminate any Insurance Policy.
Section 3.13    Real Property.
(a)    Section 3.13(a)(i) of the Disclosure Schedules lists the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. The Group Companies have (or with respect to the CA Company, will have as of the Closing) good and marketable fee title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in Section 3.13(a)(ii) of the Disclosure Schedules or as disclosed in the applicable Title Commitment: (i) the Group Companies have not leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof; (ii) other than the right of the Buyer pursuant to this

Agreement, the Group Companies have not entered into any agreements currently in effect pursuant to which any Group Company has granted any outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein, and (iii) the Group Companies are not party to any agreement or option to purchase any real property or interest therein which is currently in effect.
(b)    Section 3.13(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. The Group Companies have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. True and complete copies of all leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto to which an applicable Group Company is a party) (the “Leases”) pursuant to which the Leased Real Property is held have been provided to Buyer. Except as set forth in Section 3.13(b) of the Disclosure Schedules, with respect to each of the Leases: (i) (A) none of the Group Companies have received any notice of an uncured breach or default by a Group Company under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent by the landlord under such Lease, and (B) to the applicable Group Company’s knowledge, no landlord under any of the Leases is currently in default under any provision of the Leases; (ii) the Group Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof; and (iii) the Group Companies have not collaterally assigned or granted any other security interest in such Lease or any interest therein except for any such collateral assignments, grants or security interests which shall be released at or before Closing.
(c)    The Owned Real Property identified in Section 3.13(a)(i) of the Disclosure Schedules and the Leased Real Property identified in Section 3.13(b) of the Disclosure Schedules (collectively, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the Business. There is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Knowledge of TreeHouse, threatened, affecting any Real Property or any portion thereof or interest therein.
Section 3.14    Intellectual Property.
(a)    Section 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all patents and patent applications, registered Trademarks and applications to register any Trademarks, registered copyrights and applications for registration of copyrights and domain names (collectively, “Registered Intellectual Property”) that form part of the Business Intellectual Property, in each case, owned by the Group Companies, specifying as to each item (as applicable): the owner(s) of the item, the jurisdiction in which the item is registered or applied to be registered or patented, and the application and/or registration and patent number. All Registered Intellectual Property is subsisting, and, to the Knowledge of Treehouse, valid and enforceable.
(b)    The Sellers (or an Affiliate) or the Group Companies exclusively own and possess all right, title and interest in and to the Business Intellectual Property, and have a valid and enforceable license to use all of the other Intellectual Property used in, held for use in, developed for or otherwise necessary for, the conduct of the Business as currently conducted, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. Following the Closing, the Group Companies will own or have a right to use all such Intellectual Property on terms and conditions identical to those under which the Group Companies owned or used such

Intellectual Property immediately prior to the Closing Date, subject to the services to be provided to the Buyer pursuant to the Transition Services Agreement and the Trademarks to be licensed pursuant to the Trademark License Agreement.
(c)    The Group Companies use commercially reasonable efforts to maintain the secrecy of their Trade Secrets. To the Knowledge of TreeHouse, no Trade Secret has been disclosed by the Group Companies to any third Person other than pursuant to a written non-disclosure agreement entered into in the ordinary course of business restricting the disclosure and use of such Trade Secrets, which, to the Knowledge of TreeHouse, has not been breached by any such third Person. All Persons involved in the development of Intellectual Property on behalf of the Group Companies have entered into valid, written Intellectual Property assignment and non-disclosure agreements in favor of a Group Company (or such Group Company owns Intellectual Property developed within the scope of their employment by operation of law), and have waived all moral and non-assignable rights relating thereto.
(d)    The conduct of the business of the Group Companies does not infringe, misappropriate or otherwise violate, and in the last six years, has not infringed, misappropriated, or otherwise violated any third party Intellectual Property. To the Knowledge of TreeHouse, no third party is infringing, misappropriating or otherwise violating, or in the past three years, has infringed, misappropriated, or otherwise violated any material Intellectual Property owned by the Group Companies.
(e)    There has been no material failure, breakdown, performance reduction, continued substandard performance or other adverse event affecting any Business Systems in the past three years that has not been remedied or replaced in all material respects. The Business Systems are in sufficiently good working condition to effectively perform all information technology operations and, together with the services provided to the Buyer pursuant to the Transition Services Agreement, include a sufficient number of licenses as necessary for the operation of the business of the Group Companies.
(f)    The Group Companies have taken commercially reasonable actions to protect the confidentiality, integrity and security of the Business Systems and the data and other information stored or processed thereon.
Section 3.15    Taxes.
(a)    All income and other material Returns required to have been filed by or with respect to each Group Company (and, solely as it relates to the Business, the Sellers and their Subsidiaries) have been timely filed (taking into account any extension of time to file granted or obtained), and such Returns are true, correct and complete in all material respects. All income and other material Taxes with respect to the Group Companies (and, solely as it relates to the Business, the Sellers and their Subsidiaries (but solely to the extent such Taxes of the Sellers or any of their respective Subsidiaries could become a liability of the Buyer or of the Group Companies, including as a result of the Prior Reorganization, the Subsequent Reorganization or the Pickles and Refrigerated Dough Transfer)) (whether or not shown to be payable on such Returns) have been paid or will be timely paid. All material Taxes required to have been withheld or collected by the Group Companies and their respective Subsidiaries (and, solely as it relates to the Business, the Sellers and their Subsidiaries (but solely to the extent such Taxes of the Sellers or any of their respective Subsidiaries could become a liability of the Buyer or of the Group Companies, including as a result of the Prior Reorganization, the Subsequent Reorganization or the Pickles and Refrigerated Dough Transfer)) have been withheld and collected and, to the extent required by applicable Law, timely paid to the appropriate Governmental Authority.
(b)    No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against a Group Company that has not been fully satisfied by payment, settled or withdrawn. There are no ongoing or pending (nor, to the Knowledge of Treehouse, proposed or threatened in writing) audits, examinations, contests or other proceedings with respect to a material amount of Taxes of the Group Companies (and, solely as it relates to the Business, the Sellers and their Subsidiaries (but solely to the extent such Taxes of the Sellers or any of their respective Subsidiaries could become a liability of the Buyer or of the Group Companies, including as a result of the Prior Reorganization, the Subsequent Reorganization or the Pickles and Refrigerated Dough Transfer)).
(c)    There are no Encumbrances for Taxes on the assets of a Group Company other than Encumbrances for Taxes not yet due and payable.
(d)    All material Taxes not yet due and payable by a Group Company have been, in all material respects, properly accrued on the books of account of such Group Company to the extent required by GAAP, and such unpaid Taxes do not (as of the date of such Interim Financial Statements) exceed the reserves for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Interim Financial Statements (rather than any notes thereto). To the Knowledge of TreeHouse, there will be no material increase in unpaid Taxes or in the Tax reserve from the date of the balance sheet contained in the Interim Financial Statements through the Closing Date other than for items arising in the ordinary course of business.
(e)    None of the Group Companies has engaged in any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2).
(f)    Within the past two years, none of the Group Companies has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.
(g)    None of the Group Companies has extended or waived in writing any statute of limitations or other period for the assessment of a material amount of Tax beyond the date hereof, and no request for any such waiver or extension is currently pending.
(h)    None of the Group Companies (i) has been a member of any affiliated, combined, consolidated, unitary or other group for Tax purposes (other than any such group with respect to which Treehouse is the common parent), (ii) has any liability for the Taxes of any Person (other than another Group Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise, or (iii) is a party to or bound by any Tax sharing, Tax allocation or similar agreement (other than any such agreement (x) entered into in the ordinary course of business that is not primarily related to Taxes and (y) in respect of which no material lability has been incurred or is outstanding).
(i)    No claim has been made by a Governmental Authority in writing in a jurisdiction where any Group Company does not file Returns that such Group Company is subject to taxation by, or required to file Returns in, that jurisdiction.
(j)    None of the Group Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date. None of the Group Companies is required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.
(k)    Each Group Company is, and at all times since its formation has been, properly treated for U.S. federal income Tax purposes as the type of entity set forth opposite its name on Section 3.15 of the Disclosure Schedules.
(l)    The CA Seller is not a non-resident of Canada, within the meaning of the ITA. None of the U.S. Shares constitutes “taxable Canadian property” for purposes of the ITA.
(m)    None of Sections 17 or 80 to 80.04, inclusive, of the ITA have applied to any of the Group Companies or will apply to any of the Group Companies at any time up to and including the Closing Date. None of the Group Companies has any unpaid amounts that may be required to be included in income under Section 78 of the ITA.
(n)    No Group Company has acquired property from a Person in circumstances that would result in the Group Company becoming liable to pay Taxes of such Person, including under subsection 160(1) of the ITA (including having regard to the proposed amendments to section 160 of the ITA proposed in the draft legislation released by the Department of Finance (Canada) on February 4, 2022) or any analogous provision of any comparable Law.
(o)    No Group Company has received any refund or credit of any Tax, nor received any governmental grant, subsidy or similar amount (including, for greater certainty, any amounts relating to a government COVID-19 relief program), in each case to which it is not fully entitled.
Section 3.16    Environmental Matters.
(a)    Each Group Company and each Seller (in respect of the Business only) is, and for the past three years has been, in compliance in all material respects with all Environmental Laws, which compliance has included obtaining, maintaining and complying in all material respects with all Environmental Permits.
(b)    Except as set forth on Section 3.16(b) of the Disclosure Schedule, there are no Actions alleging a material violation of, or material liability pursuant to, any Environmental Law pending or, to the Knowledge of TreeHouse, threatened against any Group Company or any Seller (in respect of the Business only), and no Group Company or Seller (in respect of the Business only) has in the past three years received any written notice, directive or order alleging a material violation of, or material liability pursuant to, any Environmental Law.
(c)    No Group Company or Seller (in respect of the Business only) has treated, stored, handled, generated, transported, disposed of, exposed any person to, arranged for the disposal of, released, or owned or operated any property, plant or other facility which is or has been contaminated by, any Hazardous Materials, in each case as would give rise to material liability pursuant to any Environmental Laws.
(d)    No Group Company or Seller (in respect of the Business only) has manufactured, marketed, distributed or sold any product or item containing any Hazardous Materials, in each case as would give rise to material liability pursuant to any Environmental Law.
(e)    No Group Company has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to any material liability of any other Person with respect to Environmental Laws or Hazardous Materials; and
(f)    The Sellers have furnished to the Buyer all material environmental audits, assessments, reports and other material environmental, health and safety documents relating to the current or former properties, facilities or operations of any Group Company or the Business, in each case which are in their possession or under the reasonable control of any Seller or any Group Company.
(g)    For purposes of this Agreement:
(i)    “Environmental Laws” means any Laws, as enacted or in effect on or prior to the Closing Date, relating to pollution, public or worker health (insofar as it relates to Hazardous Materials), or the protection of the environment or natural resources.
(ii)    “Environmental Permits” means all Permits under any Environmental Law.
(iii)    “Hazardous Materials” means any materials, substances, chemicals, contaminants, pollutants or wastes for which liability or obligations may be imposed pursuant to any Environmental Law, including any petroleum or petroleum products or byproducts, pesticides, per- and polyfluoroalkyl substances, asbestos and asbestos containing materials, polychlorinated biphenyls, noise, mold or radiation.
Section 3.17    Material Contracts.
(a)    Section 3.17 of the Disclosure Schedules lists each of the following Contracts, including all amendments, supplements, waivers or other modifications thereto of the Group Companies, the Business, the Sellers (as it relates to the Business only) and the CA Seller (the Contracts listed or required to be listed in this Section 3.17(a) being “Material Contracts”):
(i)    Contracts other than any Employee Plan that provide for payment or receipt by a Group Company or the CA Seller of more than $1,000,000 per year, including any such Contracts with customers or clients;
(ii)    Contracts relating to Indebtedness, other than Indebtedness for an amount less than $1,000,000;
(iii)    Contracts under which any Group Company has made advances or loans to any Person (other than advances to an employee in the ordinary course of business);

(iv)    Contracts for employment or service that provide for (x) an annual base salary in excess of $250,000, (y) any change in control benefits, or (z) any severance benefits (other than severance benefits provided pursuant to the minimum requirements under any applicable employment standards legislation or pursuant to applicable Laws of any jurisdiction other than the United States);
(v)    Contracts creating any Encumbrance on any material assets of any Group Company, other than in the ordinary course of business;
(vi)    Contracts with the Material Customers and the Material Suppliers that provide for payment or receipt by a Group Company or the CA Seller of more than $1,000,000 per year;
(vii)    Contracts that (A) limit or purport to limit the ability of a Group Company to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) restrict, directly or indirectly, any Group Company’s ability to solicit or hire any Person, or solicit business from any Person or (C) contain “most favored nation” provisions or similar requirements;
(viii)    Contracts obligating any Group Company to purchase or otherwise obtain any product or service exclusively from a third party, or granting any third party the exclusive right to develop, market, sell or distribute the products or services of the Business;
(ix)    material joint venture, partnership or similar agreements or arrangements;
(x)    Contracts under which a Group Company or the CA Seller is lessee of or holds or operates any real or tangible property owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $1,000,000;
(xi)    Contracts under which a Group Company is lessor of or permits any third party to hold or operate any real or tangible property, except for any Contract under which the aggregate annual rental payments do not exceed $1,000,000;
(xii)    Contracts or license agreements, including such Contracts to which a Seller or its Affiliate is a party and that relates to the Business, (A) pursuant to which a Group Company (1) licenses or receives other rights under any Intellectual Property from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other non-exclusive software licenses that are commercially available on reasonable terms to the public generally (including open source licenses) with license, maintenance, support and other fees less than $300,000 per year or (2) licenses or grants other rights under any Intellectual Property to a third party, other than non-exclusive licenses granted to (x) customers in the ordinary course of business or (y) contractors, vendors and service providers for the purpose of performing services for a Group Company where the license is ancillary to the purpose of the underlying contract, or (B) relating to the development, use or enforcement of any Intellectual Property (including any settlement, consent, cross-license, co-existence, or similar agreements, but excluding agreements with current and former employees, consultants, and contractors entered into on standard forms under which such employees, consultants, and contractors assign their rights in the Intellectual

Property developed in the scope of their employment or engagement to a Group Company or for by a Seller or its Affiliate in connection with the Business);
(xiii)    Contracts pursuant to which any Group Company or any other Person is entitled to indemnification (other than Contracts entered into with directors or employees of any Group Company in the ordinary course of business) involving liability in excess of $500,000;
(xiv)    Contracts providing for capital expenditures with an outstanding amount of unpaid obligations and commitments in excess of $1,000,000;
(xv)    Contracts relating to settlements, conciliation, concession or similar agreements with any Governmental Authority or Person, or pursuant to which any Group Company will have any material outstanding obligation after the date of this Agreement;
(xvi)    Contracts entered into in the five years prior to the date of this Agreement that relate to the direct or indirect acquisition or disposition of material assets or properties by a Group Company, or any merger or business combination with respect to a Group Company (other than this Agreement or the Ancillary Agreements) with a value in excess of $1,000,000;
(xvii)    CBAs;
(xviii)    Shared Contracts;
(xix)    Affiliate Agreements; and
(xx)    binding commitments or arrangements to enter into any of the foregoing.
(b)    TreeHouse has made available to the Buyer an accurate and complete copy of each Material Contract. Each Material Contract is valid and binding on the applicable Seller or Group Company, and, to the Knowledge of TreeHouse, the counterparties thereto, and is in full force and effect. No Group Company or Seller is in material breach of, or default under, or has failed to make any payments under, any Material Contract to which it is a party, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Group Companies, taken as a whole. No event has occurred which (with or without the giving of notice or lapse of time or both) would constitute a material breach of, or default under, any Material Contract by any Group Company or Seller, or, to the Knowledge of TreeHouse, by any counterparty thereto. As of the date hereof, no Group Company or Seller has received any notification or communication that any counterparty to any Material Contract intends to, and, to the Knowledge of TreeHouse, no counterparty to any Material Contract intends to, cancel, terminate, adversely modify, or refuse to perform or renew such Material Contract.
Section 3.18    Sufficiency of Assets.
(a)    As of immediately prior to the Closing, except (i) the services being provided by TreeHouse and its Affiliates under the Transition Services Agreement, the Trademark License Agreement and the Leased Real Property Subleases, (ii) the rights regarding Shared Contracts set forth in Section 5.13, and (iii) as otherwise set forth on Section 3.18 of the Disclosure Schedules, the rights, property and assets owned by the Group Companies at the time of the Closing will comprise all of the material rights, property and assets that are used in and necessary to operate the Business as conducted as of the Closing Date and will be sufficient to carry on the Business in substantially the same manner as currently conducted and as conducted during the 12-month period prior to the Closing Date.
(b)    The Group Companies currently (or, upon giving effect to the Prior Reorganization, the Subsequent Reorganization and the Pickles and Refrigerated Dough Transfer, will) own, license or have the legal right to use or otherwise hold good, valid and enforceable title to all the rights, property and assets, tangible or intangible, of the Group Companies reflected on the Financial Statements (collectively, the “Business Assets”), except for any Business Assets that have been sold or otherwise disposed of in the ordinary course of business since December 31, 2021. The Business Assets are not subject to any Encumbrances other than Permitted Encumbrances. At the Closing, the rights, property and assets of the Group Companies will be, directly or indirectly, owned by the Group Companies, with good, valid and enforceable title, or leased, under valid and enforceable leases, free and clear of any Encumbrances, other than Permitted Encumbrances.
(c)    All tangible material Business Assets have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate in all material respects for the uses to which they are being put, and have been installed and maintained in all material respects in accordance with applicable Law.
Section 3.19    Brokers. Except for Evercore and Centerview, the fees, commissions and expenses of which will constitute Transaction Expenses and be paid as specified herein, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of TreeHouse.
Section 3.20    Food Regulatory Matters. Except as set forth in Section 3.20 of the Disclosure Schedules:
(a)    For the past three years, each Group Company is and has been in material compliance with all applicable Laws relating to the formulation, testing, manufacture, storage, transportation, import, export, sale, handling, distribution, packaging, packing, labeling, advertising and safety of the products of the Group Companies.
(b)    Without limiting the generality of the foregoing, for the past three years: (i) all products sold or distributed by or on behalf of any Group Company, and all finished products currently in inventory, are not and were not “adulterated,” “misbranded” or otherwise violative within the meaning of the U.S. Federal Food, Drug, and Cosmetic Act or other applicable Laws, are and have been of merchantable quality and condition, and are and have been in material conformity with all contractual commitments and product warranties; (ii) none of the products sold or distributed by or on behalf of any Group Company have been subject to, nor are there any pending or, to the Knowledge of TreeHouse, threatened in writing, product recalls, market withdrawals, safety alerts, or product seizures, and to the Knowledge of TreeHouse, there is no reasonable basis for the same; (iii) the products, facilities, and operations of each Group Company, and to the Knowledge of TreeHouse, those of any contract manufacturers, in each case solely with respect to such contract manufacturers’ activities on behalf of the Group Companies or the Business, are and have been in material compliance with all applicable Laws, guidelines, and policies issued or implemented by the United States Food and Drug Administration (“FDA”), the United States Department of Agriculture (“USDA”), the

FTC, U.S. state and local health departments, the Canadian Food Inspection Agency (“CFIA”), Italian food regulators, and any other comparable Governmental Authorities, including those related to food safety, current good manufacturing practices, hazard analysis and risk-based preventive controls, hazard analysis and critical control points, acidified foods, low-acid canned foods, sanitary transportation of food, food additives and food contact materials, food defense, foreign supplier verification, food facility registration, reportable food registry, and related food recordkeeping; (iv) all of the Group Companies’ product labels and labeling bear required label information, and all product claims, advertising, and marketing are truthful, non-misleading, substantiated by competent and reliable scientific evidence, and are in material compliance with applicable Laws; and (v) no Group Company has been subject to any adverse inspection identifying critical violations, FDA Form 483, warning letter, facility suspension, or other compliance or enforcement action from or by the FDA, USDA, FTC, state or local health departments, CFIA, Italian food authorities, or any other comparable Governmental Authority, and there are currently no pending or, to the Knowledge of TreeHouse, threatened in writing actions of such type or nature.
Section 3.21    Data Privacy. The Group Companies (i) are, and, for the past three years, have been, in compliance with applicable Data Protection Requirements in all material respects (ii) use commercially reasonable measures to protect the confidentiality, integrity, and security of the Personal Data collected and/or processed by or on behalf of the Group Companies (including Personal Data collected and/or processed by customers of the Group Companies using the Group Companies’ products or services) and to prevent unauthorized access to such Personal Data by any Person, and (iii) for the past three years, have not had a breach or violation of security or an incident of unauthorized access, disclosure, use, destruction or loss of any Personal Data or notified or been required to notify any Person of any of the foregoing. Neither the Group Companies, nor any of their products or services, have for the past three years experienced or been subject to any material Security Incident. The use of Personal Data by the Group Companies immediately following the Closing in substantially the same manner as such Personal Data was used by the Group Companies prior to the Closing will not result in a breach or violation of, or constitute a default under, any Data Protection Requirement in any material respect.
Section 3.22    Affiliate Transactions. Other than as expressly contemplated by this Agreement (including Section 3.17), no Group Company or Seller (in respect of the Business only) is party to any Contract or has any transactions or business arrangements with any Affiliate of such Group Company or Seller, or any present or former director, officer or other employee of any such Group Company, Seller or Affiliate thereof (any such Contract, an “Affiliate Agreement”).
Section 3.23    Prior Reorganization.
(a)    Prior to the date hereof, TreeHouse has caused the US Sellers and the US Company to effect and carry out the Prior Reorganization in accordance with the terms of the U.S. Contribution Agreement, pursuant to which the Contributed Assets (as defined in the U.S. Contribution Agreement) have been contributed to the US Company free and clear of all Encumbrances (other than Permitted Encumbrances).
(b)    At the time of the Prior Reorganization, each US Seller had the requisite power and authority to execute and deliver the U.S. Contribution Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by such US Seller of the U.S. Contribution Agreement and the consummation by such US Seller of the transactions contemplated thereby was duly and validly authorized by all necessary corporate action. No other corporate proceeding on the part of such US Seller was necessary to authorize the U.S. Contribution Agreement and the consummation by such US Seller of the transactions contemplated thereby. The U.S. Contribution Agreement has been duly executed and delivered by such US Seller and, assuming due execution and delivery by the US Company, constitutes the legal, valid and binding obligation of such US Seller, enforceable against such US Seller in accordance with it terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
(c)    The execution, delivery and performance by such US Seller of the U.S. Contribution Agreement, and the consummation by such US Seller of the transactions contemplated thereby did not, at the time of the Prior Reorganization, and will not: (i) conflict with or violate such US Seller’s organizational documents; (ii) conflict with or violate any law applicable to such US Seller or by which any property or asset of such US Seller is bound or affected; (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation or create any Encumbrance under or require any consent of any Person pursuant to, any material contract of such US Seller; or (iv) result in the creation of any Encumbrance upon any of the assets or properties of such US Seller (except for Permitted Encumbrances); except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the US Sellers, taken as a whole, or prevent, materially delay or materially impede the performance by such US Seller of its obligations under the U.S. Contribution Agreement or the consummation of the transactions contemplated thereby.
(d)    At the time of the Prior Reorganization, each US Seller had good, valid and enforceable title, licenses or leasehold interests, as applicable, or had the legal right to occupy, use or otherwise hold good, valid and enforceable title to all of its Contributed Assets. Upon consummation of the Prior Reorganization, the US Company held and holds all right, title, licenses or leasehold interests, as applicable, or had the legal right to occupy, use or otherwise hold good, valid and enforceable title in and to the Contributed Assets.
Section 3.24    Customers and Suppliers.
(a)    Section 3.24(a) of the Disclosure Schedules sets forth a true, correct and complete list of (i) the 15 largest customers of the Business, as measured by amount of revenue recognized by the Business attributable to such customer in the 12-month period ended March 31, 2022 (the “Material Customers”), (ii) the amount for which each such Material Customer was invoiced during such period and (iii) the percentage of the consolidated revenue recognized of the Business represented by sales to each such Material Customer during such period.
(b)    Section 3.24(b) of the Disclosure Schedule sets forth a true, correct and complete list of (i) the 15 largest direct material spend suppliers of the Business, as measured by amounts the Business was invoiced by such suppliers, excluding reimbursed expenses incurred by employees in the 12-month period ended June 30, 2022 (the “Material Suppliers”), (ii) the amount for which each such Material Supplier invoiced the Company during such period and (iii) the percentage of the total spend of the Business during such period.

Section 3.25    International Trade.
(a)    For the last five years, none of the Group Companies, nor any of their respective officers, directors or employees, nor, to the Knowledge of Treehouse, any of their agents or third-party representatives has, directly or indirectly, (i) made, authorized, offered, promised, agreed to give, solicited or received any bribe, unlawful rebate, payoff, influence payment, kickback, or other thing of value, regardless off form or amount, to or from any employee, representative or agent of a Governmental Authority or any other Person in violation of any Anti-Corruption Laws, (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iv) has otherwise violated any Anti-Corruption Laws, or (v) in each case of (i) through (iv), in connection with or relating to the business of the Company. At all times during the last five years, the Group Companies have maintained written policies and procedures designed to ensure compliance with applicable Anti-Corruption Laws.
(b)    None of the Group Companies, nor any of their officers, directors or employees, nor, to the Knowledge of Treehouse, any of their agents or third-party representatives, is currently or has in the last five years been: (i) a Sanctioned Person; (ii) organized, located, or resident in a Sanctioned Country; (iii) operating in, conducting business with, or otherwise engaging in dealings, whether directly or indirectly (x) with or for the benefit of any Sanctioned Person, or (y) in or for the benefit of any Sanctioned Country; or (iv) otherwise in violation of any Sanctions, Ex-Im Laws or U.S. anti-boycott laws (“Trade Controls”).
(c)    The Group Companies are not, nor have they in the last five years been, the subject of any legal proceeding regarding any offense or alleged offense under Anti-Corruption Laws or Trade Controls (including by virtue of having made any voluntary or involuntary disclosure relating to any offense or alleged offense), and no such legal proceedings are pending or threatened in writing or, to the Knowledge of Treehouse, orally.
Section 3.26    Exclusivity of Representations and Warranties. None of TreeHouse, any of its Affiliates or any of its Representatives is making any representation or warranty on behalf of TreeHouse of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article III (or in any Ancillary Agreement), and TreeHouse hereby disclaims any such other representations or warranties.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to TreeHouse, as of the date hereof and as of the Closing Date, as follows:
Section 4.1    Organization. The US Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and the CA Buyer is an unlimited liability company duly organized, validly existing and in good standing under the laws of British Columbia. Each of the US Buyer and the CA Buyer has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 4.2    Authority. The Buyer has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is party, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which it is party, and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the Ancillary Agreements to which the Buyer is party will be, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, as applicable, constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements to which its party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(i)    conflict with or violate the certificate of incorporation or bylaws of the Buyer;
(ii)    conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any material Contract or agreement to which the Buyer is a party; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Seller or any of its Affiliates.
(b)    The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement or the Ancillary Agreements to which it is party, or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act or the Competition Act, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (iv) as may be necessary as a result of any facts or circumstances relating to the Seller or any of its Affiliates.
Section 4.4    Financing.
(a)    The Buyer has delivered to TreeHouse a complete and correct copy of (i)  an executed equity commitment letter, including all annexes, exhibits and schedules thereto (the “Equity Financing Commitment Letter”), pursuant to which Investindustrial VII L.P. (the “Equity Investor”) has committed, subject to the terms and conditions set forth therein, to provide equity financing to the Buyer as described therein for purposes of consummating the transactions contemplated hereby in the aggregate amount set forth therein (the “Equity Financing”).

(b)    The Equity Financing Commitment Letter has not been amended or modified in any material respect and the commitment contained therein has not been withdrawn or rescinded as of the date hereof. The Equity Financing Commitment Letter is in full force and effect as of the date hereof and constitutes a valid and binding obligation of Buyer (and the Affiliate of the Buyer named therein) and, to the knowledge of the Buyer, each other party thereto and is enforceable against the Buyer and, to the knowledge of the Buyer, each other party thereto in accordance with their respective terms and conditions, subject to general principles of law, equity and public policy, in each case, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.
(c)    There are no conditions precedent to the funding of the Equity Financing in the aggregate amount contemplated by the Equity Financing Commitment Letter other than as expressly set forth in the Equity Financing Commitment Letter, and assuming the satisfaction of conditions set forth in Article VII on or prior to the Termination Date, the Buyer has no reason to believe that any of the conditions to the Equity Financing will not be satisfied on a timely basis or that the Equity Financing will not be available to the Buyer on the Closing Date.
(d)    As of the date of this Agreement and assuming the satisfaction of conditions set forth in Article VII on or prior to the Termination Date: (i) no event has occurred that, with notice or lapse of time or both, would reasonably be expected to result in a material breach of the Equity Financing Commitment Letter on the part of the Buyer (or the Affiliate of Buyer named therein) and (ii) the Buyer has no reason to believe that any of the conditions to be satisfied by it in the Equity Financing Commitment Letter will fail to be timely satisfied, nor does the Buyer have any knowledge that the full amount of the Equity Financing will not be funded at the Closing.
(e)    Assuming the Equity Financing is funded in accordance with the Equity Financing Commitment Letter, the aggregate proceeds contemplated by the Equity Financing Commitment Letter will be sufficient to satisfy the obligations of the Buyer under this Agreement, including the payment of the Estimated Purchase Price, in each case, at Closing and the payment of any related fees and expenses payable by the Buyer hereunder (collectively, the “Financing Purposes”).
(f)    None of the funds to be paid by the Buyer pursuant to this Agreement (i) are derived from, or related to, any activity that is deemed criminal or subject to sanctions under any Laws or (ii) will cause TreeHouse or any other recipient of such funds, upon receipt of such funds, to be in violation of any Laws with respect to money laundering, anti-terrorism or similar criminal Laws.
(g)    The Buyer acknowledges and agrees that the obligation of the Buyer to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to the Buyer’s consummation of any financing arrangements, the Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to the Buyer.
Section 4.5    Brokers. Except for Lazard, Freres & Co. LLC and BofA Securities, Inc., the fees, commissions and expenses of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.6    Investment Intent. The Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer acknowledges that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.7    Solvency. Assuming (a) the satisfaction of the conditions set forth in Article VII, (b) the performance by TreeHouse of its obligations under this Agreement and (c) the accuracy and completeness of the representations and warranties of TreeHouse disregarding any references to knowledge, “Material Adverse Effect” or similar qualifiers, immediately after giving effect to the consummation of the transaction contemplated hereby, the Buyer and the Group Companies will not (i) be insolvent or left with unreasonably small capital, (ii) have incurred debts beyond their ability to pay such debts as they mature or (iii) have liabilities in excess of the reasonable market value of their assets.
Section 4.8    Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Group Companies and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. The Buyer and its Representatives have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of the Business and the Group Companies and other information that they have requested in connection with their investigation of the Business and the Group Companies and the transactions contemplated hereby. Neither TreeHouse nor any of its Affiliates or their respective Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Business or the Business Entities made available in connection with the Buyer’s investigation of the Business or the Business Entities, except as expressly set forth in Article III (or in the Ancillary Agreements), and TreeHouse, on behalf of its Affiliates and their respective Representatives expressly disclaims any and all liability that may be based on such information or errors therein or omissions therefrom. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by TreeHouse or any of its Affiliates or their respective Representatives, except as expressly set forth in Article III (or in the Ancillary Agreements). Neither TreeHouse nor any of its Affiliates or their respective Representatives shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Neither TreeHouse nor its Affiliates or their respective Representatives is making, directly or indirectly, any representation or warranty with respect to any forward-looking estimates, projections or forecasts involving the Business or the Business Entities, including, without limitation, as contained in the confidential information memorandum dated February 2022. The Buyer acknowledges that there are inherent uncertainties in attempting to make such forward-looking estimates, projections and forecasts and that it takes responsibility for making its own evaluation of the adequacy and accuracy of any such forward-looking estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such forward-looking estimates, projections and forecasts). The

Buyer acknowledges and agrees that the representations and warranties in Article III are the result of arms’ length negotiations between sophisticated parties. Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit or otherwise restrict the ability of the Buyer or any of its Affiliates to assert any claim in the case of Fraud.
Section 4.9    R&W Insurance Policy. The Buyer has received a written commitment from the R&W Insurer to fully bind the R&W Insurance Policy effective as of the Closing Date. The Buyer represents and warrants that it has provided a true and correct copy of such commitment to TreeHouse prior to the date hereof. The parties hereto acknowledge that obtaining such commitment and the R&W Insurance Policy is a material inducement to each of the parties’ entering into the transactions contemplated by this Agreement, and that TreeHouse is relying on the Buyer’s covenants and obligations set forth in this Section 4.9. Notwithstanding the foregoing, for the avoidance of doubt, the Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing and the Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement.
Section 4.10    COVID-19 and Related Matters. Notwithstanding anything to the contrary in this Agreement, the Buyer acknowledges and agrees that any determination of the existence of a Material Adverse Effect shall exclude any impact on the Business Entities of COVID-19, any other regional, national or international calamity, crisis or emergency or any Public Health Measures (provided that, if the impact is disproportionately adverse to the Business Entities, taken as a whole, as compared to other companies operating in the industries and geographic markets in which the Business Entities operate, then only the incremental disproportionate adverse impact shall be taken into account when determining whether there has been a “Material Adverse Effect”).
Section 4.11    Exclusivity of Representations and Warranties. Neither the Buyer nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Buyer of any kind or nature whatsoever, oral or written, express or implied, in connection with this Agreement and the transactions contemplated hereby, except as expressly set forth in this Agreement and in the other Ancillary Agreements, and the Buyer hereby disclaims any such other representations and warranties.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to the Closing.
(a)    Between the date of this Agreement and the Closing Date, except (i) as expressly permitted by this Agreement (including as reasonably necessary to consummate the Prior Reorganization and the Subsequent Reorganization), (ii) as set forth on Section 5.1 of the Disclosure Schedules or (iii) as required by applicable Law (including any Public Health Measures), and unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), TreeHouse shall, and shall cause the Group Companies and Sellers (with respect to the Business only) to (A) operate the Business in the ordinary course of business in all material respects (for the avoidance of doubt, subject to Section 5.11), (B) use commercially reasonable efforts to preserve the present Business, organization, physical facilities and assets of the Group Companies, and TreeHouse shall use commercially reasonable efforts to preserve in all material respects the present commercial relationships with employees, customers, lenders, partners and other key Persons with whom the Group Companies do business; provided, however, that no action by any Business Entity with respect to matters specifically addressed by any provision of Section 5.11 shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.11, and (C) use commercially reasonable efforts to complete the activities detailed on Section 5.1(a)(iii)(C) of the Disclosure Schedules in accordance with and subject to the terms and conditions set forth therein, it being understood that in no event shall the satisfaction of the activities detailed on Section 5.1(a)(iii)(C) of the Disclosure Schedules be deemed a condition to Closing; provided, further, that in making any determination as to whether any Business Entity discharged its obligations to operate in the “ordinary course of business” or used “commercially reasonable efforts” or similar covenants, any actions or omissions shall be assessed based on what is practicable or reasonable in the circumstances created or influenced by COVID-19, any other regional, national or international calamity, crisis or emergency or any Public Health Measures, and the effects thereof on the domestic and international economy, as such circumstances may evolve from time to time prior to the Closing Date.
(b)    Between the date of this Agreement and the Closing Date, except (i) as expressly permitted by this Agreement or the Ancillary Agreements (including as reasonably necessary to consummate the Prior Reorganization and the Subsequent Reorganization), (ii) as set forth on Section 5.1 of the Disclosure Schedules or (iii) as required by applicable Law (including any Public Health Measures), and unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), TreeHouse (with respect to the Business only) shall not, and shall not cause or permit any Group Company or Seller (with respect to the Business only) to:
(i)    amend its Organizational Documents;
(ii)    issue, grant, transfer, deliver, pledge, dispose of, encumber or sell any shares of capital stock of any Group Company or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity or equity-based interests in any Group Company;
(iii)    declare, set aside, make or pay a dividend on, or make any distribution in respect of, its equity securities, other than dividends and distributions of Cash to TreeHouse or its Affiliates;
(iv)    create, incur, forgive, cancel, guarantee or modify any Indebtedness, or make loans, advances or capital contributions, in each case, in an amount greater than $1,000,000;
(v)    acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the ordinary course of business, or merge, consolidate or combine with any Person;
(vi)    sell, assign, license, transfer, convey, lease or otherwise dispose of any of its or their material assets or properties of, or used by, the Group Companies and in excess of $1,000,000 other than sales of inventory in the ordinary course of business;
(vii)    sell, mortgage, lease, license or otherwise dispose of the Owned Real Property;
(viii)    sell, assign, transfer, lease, license, grant other rights under, abandon, permit to lapse, or otherwise dispose of or permit to be subject to any

Encumbrance, any Business Intellectual Property, in each case, other than in the ordinary course of business;
(ix)    intentionally disclose to any Person, other than Representatives of the Buyer, any Trade Secrets of the Group Companies (other than pursuant to a written confidentiality agreement in favor of, and protecting all rights of, the Business in and to such Trade Secrets);
(x)    enter into any Contract that would be a Material Contract if entered into prior to the date hereof, or cancel, amend, terminate or modify in any material respect, or waive any material rights under, any Material Contract, in each case, other than in the ordinary course of business;
(xi)    make or commit any capital expenditure in respect of the Business that is not in accordance with the Business’ capital expenditures budget set forth on Section 5.1(b)(xi) of the Disclosure Schedule;
(xii)    grant, permit or allow any material Encumbrance on the property or assets of any Group Company or Seller (in respect of the Business only), whether tangible or intangible, other than Permitted Encumbrances;
(xiii)    engage in any material new line of business or terminate or materially modify any existing line of business;
(xiv)    cancel or fail to renew any Insurance Policies without having obtained substantially similar coverage;
(xv)    settle any Action or other dispute with respect to any Group Company (excluding disputes that exceed $500,000 individually or $2,000,000 in the aggregate);
(xvi)    except in connection with the Subsequent Reorganization, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of any Group Company, or combine, split, subdivide or redeem any shares of capital stock or make any other similar change in capitalization of such Group Company;
(xvii)    make, change or revoke any material Tax election, file any amended Return, change any Tax accounting period (which change would have a material effect), adopt or change any Tax accounting method that is reasonably expected to have a material effect, enter into any closing agreement that relates to a material amount of Taxes, settle any claim or assessment that relates to a material amount of Taxes, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period (other than an automatic extension or waiver of the time period in which to file a Return obtained in the ordinary course of business) applicable to any claim or assessment that relates to a material amount of Taxes;
(xviii)    make any change or modification to any accounting, cash management and working capital policies;
(xix)    except as required under the terms of any Employee Plan as in effect on the date of this Agreement and as set forth on Section 3.10(a) of the Disclosure

Schedules, (i) establish, adopt, enter into, amend, modify, or terminate any Group Company Plan, (ii) establish, adopt, enter into, amend, modify or terminate any Seller Plan, except for such actions that are generally applicable to all participants in such Seller Plan and do not materially increase the liabilities of the Business with respect thereto, (iii) transfer the sponsorship of any Group Company Plan to any entity that is not a Group Company or cause any Group Company to accept the transfer of any Seller Plan from any Seller or any of its Affiliates, (iv) grant, increase or materially decrease, or take any action to accelerate the payment, vesting or funding of, any compensation or benefits, base compensation or bonus opportunities, including change in control, incentive, retention, equity or equity-based awards, or severance or termination pay to any current or former employee, director, officer or other service provider of the Group Companies, any Business Employee or any other current or former employee, officer, director or other service provider providing services primarily related to the Business other than immaterial changes in annual base compensation and payment of severance benefits (in amounts no greater than the amounts provided under the Company's severance guidelines as set forth on set forth on Section 3.10(a) of the Disclosure Schedules) in the ordinary course of business for any hourly employee or any employee or other service provider who has an annual base salary below $250,000, (v) loan or advance any money or other property to any current or former employee, director, officer or other service provider of the Group Companies (other than immaterial advances to an employee in the ordinary course of business), or (vi) hire or engage any employee or service provider with expected annual base salary or annual service fees, as applicable, in excess of $250,000, or furlough, temporarily lay off, place on leave or terminate any employee or service provider with an annual base salary or annual service fees, as applicable, in excess of $250,000 other than (a) for cause or, (b) with respect to any such employee or service provider in Canada, in connection with the misconduct of such employee or service provider that would result in the termination of such employee or service provider in the ordinary course of business;
(xx)    take any action to withdraw (whether partially or completely) from any Multiemployer Plan or otherwise incur any withdrawal liability, whether for a complete or partial withdrawal (within the meaning of Title IV of ERISA);
(xxi)    negotiate, modify, extend, enter into or terminate any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies or the Business;
(xxii)    implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, forced leaves, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act with respect to any employees of the Group Companies or any other employees of the Seller or its Affiliates providing services primarily related to the Business;
(xxiii)    waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;
(xxiv)    transfer the employment of any employee who meets the In-Scope Requirement to an entity other than a Group Company, alter the duties and responsibilities of any employee such that the employee would then meet or no longer meet the In-Scope Requirement, or hire or engage any employee (other than the

Contributor Employees identified on Section 3.11(a)(i) of the Disclosure Schedules) who does not meet the In-Scope Requirement;
(xxv)    change or modify the current cash management, credit, collection, payment or other servicing policies, practices or procedures of any of the Group Companies or Business or otherwise applied to its receivables, including in respect of the timing of the payment of any receivable (or any acceleration thereof) and the collection of any receivable (or delaying or discharging (other than for payment in full) any payment thereof,), whether or not past due; or
(xxvi)    agree or commit to take any of the foregoing actions.
Notwithstanding the foregoing, (i) the Business Entities may use all available Cash to pay any Transaction Expenses or Indebtedness, or for distributions or dividends to TreeHouse or its Affiliates, in each case, prior to the Calculation Time, and (ii) with respect to any actions taken by any Group Company or Seller (in respect of the Business only) as a result of any Public Health Measure, such Group Company or Seller shall keep the Buyer reasonably informed as to the actions taken or proposed to be taken (and, to the extent practicable, provide the Buyer with reasonable advance notice and a reasonable opportunity to review and comment on such actions, which such Company or Seller, as the case may be, shall consider in good faith); provided that, solely with respect to this clause (ii), except as required by any Public Health Measure or as reasonably required to provide for worker safety, the Group Companies and Sellers shall be required to obtain the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) prior to taking any such actions that are reasonably likely to be material, individually or in the aggregate, to the Business or the Group Companies, taken as a whole.
(c)    TreeHouse and the Buyer shall use commercially reasonable efforts to cooperate for the purposes of finalizing Exhibit A and Exhibit B to the Transition Services Agreement, as further detailed on Schedule 5.1(c) of the Disclosure Schedules.
Section 5.2    Covenants Regarding Information.
(a)    From the date hereof until the Closing Date, upon reasonable notice, TreeHouse shall cause the other Business Entities to (i) afford the Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records of the Business and the Group Companies for any reasonable purpose related to this Agreement and the transactions contemplated hereby and (ii) afford the Buyer and its Representatives reasonable access to, and an opportunity to participate in discussions with, any Person (including any third party vendor) contemplated to provide transitional services in connection with the transactions contemplated by the Transition Services Agreement (with respect to which TreeHouse shall consider in good faith any comments or feedback from the Buyer or its Representatives); provided, however, that any such access shall be conducted at the Buyer’s sole risk, cost and expense, during normal business hours, under the supervision of the Business Entities’ personnel and in such a manner as not unreasonably to interfere with the normal operations of the Business Entities or any tenants thereof, and shall be subject to any limitations resulting from any Public Health Measures; provided, further, that with respect to any properties, plants or other facilities of the Business or the Group Companies, any such access shall not include access for the purpose of conducting any Phase II environmental sampling or other intrusive testing of any such properties, plants or other facilities without the prior written consent of TreeHouse (which consent shall not be unreasonably withheld, conditioned or delayed), and shall take place upon at least two Business Days’ prior notice to TreeHouse, shall comply with all of TreeHouse’s and/or the applicable Business Entity’s requirements (including the requirements of any of their contractors performing work at the applicable properties, plants or other facilities) regarding entry upon the such properties, plants or facilities, to the extent previously provided to the Buyer and its Representatives, and shall not unreasonably interrupt or interfere with any construction, renovation, maintenance or other work being performed at any such property, plant or facility. Notwithstanding anything to the contrary in this Agreement, no Business Entity shall be required to provide access to any information to the Buyer or its Representatives if TreeHouse determines, in its reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws (including any Public Health Measures), fiduciary duty or binding Contract entered into prior to the date hereof, (iii) the information to be accessed is pertinent to any litigation in which a Business Entity or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates or the Buyer Related Parties, on the other hand, are adverse parties, (iv) the information to be accessed does not relate primarily to the Business or (v) the information to be accessed relates to any consolidated, combined or unitary Return filed by TreeHouse, the Group Companies or any of their Affiliates or any of their respective predecessor entities; provided that, with respect to clauses (i) and (ii), TreeHouse shall cooperate in good faith to provide substantially the information that the Buyer requests in such a manner as to not waive any attorney-client or legal privilege, or contravene any applicable Law, fiduciary duty or binding Contract.
(b)    In order to facilitate the resolution of any claims made against or incurred by any Business Entity (as it relates to the Business or the Group Companies), for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the Group Companies relating to periods prior to the Closing and (ii) afford the Representatives of TreeHouse reasonable access (including the right to make, at TreeHouse’s expense, photocopies), subject to any limitations resulting from any Public Health Measures, during normal business hours, to such books and records; provided, however, that the Buyer shall notify TreeHouse in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide TreeHouse the opportunity to copy such books and records in accordance with this Section 5.2(b). Notwithstanding anything to the contrary in this Agreement, the Buyer shall not be required to provide access to any information to TreeHouse or its Representatives if the Buyer determines, in its reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws (including any Public Health Measures), fiduciary duty or binding Contract entered into prior to the date hereof, or (iii) the information to be accessed is pertinent to any litigation in which a Business Entity or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates or the Buyer Related Parties, on the other hand, are adverse parties; provided that, with respect to clauses (i) and (ii), the Buyer shall cooperate in good faith to provide substantially the information that TreeHouse requests in such a manner as to not waive any attorney-client or legal privilege, or contravene any applicable Law, fiduciary duty or binding Contract.
(c)    In order to facilitate the resolution of any claims made against or incurred by the Buyer or the Group Companies for a period of seven years after the Closing or, if shorter, the applicable period specified in TreeHouse’s document retention policy, TreeHouse shall (i) retain the books and records relating to the Group Companies and the Business relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), subject to any limitations resulting from any Public Health Measures, during normal business hours, to such books and records; provided, however, that TreeHouse shall notify the Buyer in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 5.2(c). Notwithstanding anything to the contrary in this Agreement, TreeHouse shall not be required to provide access to any information to the Buyer or its Representatives if TreeHouse determines, in its reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws (including any Public Health Measures), fiduciary duty or binding Contract entered into prior to the date hereof, or (iii) the information to be accessed is pertinent to any litigation in which TreeHouse or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates or the Buyer Related Parties, on the other hand, are adverse parties; provided that, with respect to clauses (i) and (ii), TreeHouse shall cooperate in good faith to provide substantially the information that the Buyer requests in such a manner as to not waive any attorney-client or legal privilege, or contravene any applicable Law, fiduciary duty or binding Contract.
Section 5.3    Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied. Notwithstanding anything to the contrary herein, a party’s failure to comply with this Section 5.3 shall not provide the other party hereto the right not to effect the transactions contemplated by this Agreement, and shall not constitute a breach of this Agreement.
Section 5.4    Intercompany Arrangements. All intercompany and intracompany accounts, indebtedness and balances (including all receivables, payables, loans and other accounts, rights and Liabilities) or Contracts between the Group Companies, on the one hand, and TreeHouse and its Affiliates (other than the Group Companies), on the other hand, other than the Transition Services Agreement, the Trademark License Agreement, the Contract Manufacturing Agreement and the Leased Real Property Sublease, shall be cancelled, settled, terminated or otherwise eliminated without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.
Section 5.5    Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated November 20, 2021 between Investindustrial Investment Holding S.a.r.l and TreeHouse (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.5 shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the Proprietary Information (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
Section 5.6    Consents and Filings.
(a)    Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, registrations, approvals, permits and authorizations and the expiration or termination of all applicable waiting periods as are necessary for the consummation of the transactions contemplated by this Agreement and the

Ancillary Agreements and (ii) promptly (and in no event later than 10 Business Days after the date hereof for initial filings required under the HSR Act) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law. Without limiting the generality of the foregoing, in the case of the Competition Act Approval: (i) the Buyer shall promptly (and in no event later than 10 Business Days after the date hereof) file with the Commissioner of Competition appointed under Subsection 7(1) of the Competition Act or his designee a submission in support of a request for an advance ruling certificate pursuant to Subsection 102(1) of the Competition Act in respect of the transactions contemplated by this Agreement or a letter from the Commissioner indicating that he does not, as of the date of the letter, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement; and (ii) unless the Buyer and TreeHouse mutually agree otherwise or agree that such filing should be made on a different date, the Buyer and TreeHouse shall each file or cause to be filed notifications pursuant to paragraph 114(1) of the Competition Act. The Buyer shall pay all filing fees for the filings required under the HSR Act and the Competition Act.
(b)    Without limiting the generality of the parties’ undertaking pursuant to Section 5.6(a) the Buyer agrees to use its reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority so as to enable the parties hereto to close the transactions contemplated by this Agreement and the Ancillary Agreements no later than the Termination Date, including (i) selling, divesting, or otherwise conveying particular assets, categories, portions or parts of assets or businesses of the Buyer and its Subsidiaries; (ii) agreeing to sell, divest, or otherwise convey any particular asset, category, portion or part of an asset or business of the Business; and (iii) licensing, holding separate or entering into similar arrangements with respect to its respective assets or the assets of the Business or conduct of business arrangements or terminating any and all existing relationships and contractual rights and obligations. If, despite the foregoing, any action is initiated by a Governmental Authority challenging any transaction contemplated by this Agreement as violative of any antitrust Law, the Buyer shall use reasonable best efforts to contest and resist any such action in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date.
(c)    Each of the parties shall use reasonable best efforts to promptly notify the other parties of any substantive communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Section 5.6 and permit the other parties to review in advance any proposed substantive communication by such party to any Governmental Authority in connection therewith. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any such matter unless it consults with the other parties in advance and, to the extent advisable and permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the matters set forth in this Section 5.6 and in seeking the expiration or termination of any applicable waiting periods including under the HSR Act and obtaining the Competition Act Approval. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all substantive communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the foregoing; provided that the parties may redact information from materials provided pursuant to this Section 5.6 as necessary to remove any competitively sensitive information, comply with contractual commitments, address reasonable privilege concerns or remove references to valuation before sharing with the other party; provided that the parties shall use reasonable best efforts to share complete, unredacted versions of materials containing competitively sensitive information (except HSR filings) on a counsel-to-counsel basis with the other party’s outside legal counsel. For the avoidance of doubt, in no event shall the parties be required to share HSR filings with the other party or their outside legal counsel. The parties shall coordinate with respect to all aspects of strategy and communications regarding matters related to the HSR Act and Competition Act, provided the Buyer shall be entitled to make the final determination as to the appropriate course of action in connection therewith.
(d)    Certain consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to Contracts to which a Business Entity is a party that have not been and may not be obtained. No Business Entity shall have any liability to the Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof.
Section 5.7    Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except (i) that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of TreeHouse so long as TreeHouse gives the Buyer a reasonable opportunity to review and comment prior to making such disclosure or (ii) such communications which are consistent with and do not contain any information in excess of any public announcement or public communication and do not contain any information in excess of any public announcements or public communications previously approved in writing by TreeHouse or the Buyer, as applicable. Notwithstanding the foregoing, the Buyer and its Affiliates may provide customary non-public disclosures regarding the material terms of this Agreement to its current or prospective limited partners or lender in connection with any of their fundraising, marketing, informational or reporting activities, or otherwise in the ordinary course of business.
Section 5.8    Release of Guarantees. At or prior to the Closing, the Buyer shall use commercially reasonable efforts to (a) arrange for substitute letters of credit, Buyer guarantees and other obligations to replace (i) any letters of credit, surety bonds and performance bonds primarily relating to the Business as set forth on Section 5.8(b) of the Disclosure Schedules and any guarantee or other contractual obligations or financial assurances entered into by or on behalf of TreeHouse or any of its Affiliates (other than solely by the Group Companies) in connection with the Business, in each case, as set forth on Section 5.8(b) of the Disclosure Schedules (collectively, the “Business Guarantees”), outstanding as of the date of this Agreement and (ii) any Business Guarantees entered into in the ordinary course of business on or after the date of this Agreement and prior to the Closing or (b) assume all obligations under each Business Guarantee, obtaining from the creditor or other counterparty a full release (in a form reasonably satisfactory to TreeHouse) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under the Business Guarantees. The Buyer further agrees that to the extent the beneficiary or counterparty under any Business Guarantee does not accept any such substitute letter of credit, Buyer guarantee or other obligation proffered by the Buyer, TreeHouse or its applicable Affiliate shall maintain or keep in place such Business Guarantee, and the Buyer shall indemnify and hold TreeHouse and its Affiliates harmless against, and reimburse TreeHouse and its Affiliates for, any and all amounts paid, including costs or expenses in connection with such Business Guarantees (other than to the extent the result of any action or omission of TreeHouse or any of its Affiliates in connection therewith), including TreeHouse’s and its Affiliates’ expenses in maintaining such Business Guarantees, whether or not any such Business Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse TreeHouse and its Affiliates to the extent any Business Guarantee is called upon and TreeHouse or its Affiliates make any payment or are obligated to reimburse the party issuing the Business Guarantee.
Section 5.9    Directors’ and Officers’ Indemnification.
(a)    The Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in such Group Company’s certificate of incorporation, bylaws or other similar governing documents, shall survive the Closing and shall continue in full force and effect for a period of not less than six years and that the Group Companies will perform and discharge the obligations to provide such indemnity and exculpation after the Closing. From and after the Closing, the Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including the Group Companies) not to, amend, repeal or otherwise modify the indemnification provisions of any Group Company’s certificate of incorporation, bylaws or other similar governing documents as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors or officers of any Group Company.
(b)    The Buyer covenants, for itself and its Affiliates, successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors of the Group Companies, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.
(c)    In the event Buyer, the Group Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Buyer shall make proper provision so that the successors and assigns of Buyer or the Group Companies, as the case may be, shall assume the obligations set forth in this Section 5.9.
(d)    The provisions of this Section 5.9 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 5.9 is intended to benefit the directors, officers, employees and agents of the Group Companies and any other Person or entity (and their respective heirs, successors and assigns) referenced in this Section 5.9 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.9 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third-party beneficiaries of this Section 5.9.
Section 5.10    Insurance Coverage. From and after the Closing, the Buyer acknowledges and agrees that the Group Companies and the Business shall cease to be insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any of TreeHouse’s and its Affiliates’ insurance policies (other than (a) insurance policies acquired directly by and in the name of the Group Companies, (b) with respect to any claim, act, omission, event or circumstance that could give rise to a liability insured under any third-party occurrence-based insurance policy to the extent it occurred or existed before the Closing Date, (c) with respect to any claim, act, omission, event or circumstance that could give rise to a liability insured under any third-party claims-made insurance policy that was known to TreeHouse or its Affiliates (including the Group Companies) prior to the Closing Date (the insurance policies described in clauses (b) and (c), the “Available Insurance Policies”)), and (d) any continued coverage of the Continuing Employees (and their eligible dependents and beneficiaries) under the insurance policies and self-insurance programs relating to the Seller Plans pursuant to the Transition Services Agreement, and the Buyer will have to obtain replacement coverage. From and after the Closing, with respect to any liability of a Group Company to the extent arising out of any claim, act, omission, event or circumstance occurring prior to the Closing which is insured under the Available Insurance Policies, TreeHouse shall provide the Buyer (or the applicable Group Company) with access to, and the right to make claims under, the Available Insurance Policy in respect of such liability; provided that such access to, and the right to make claims under, such Available Insurance Policy shall be subject to the terms, conditions and exclusions of such policy, including any limits on coverage or scope, and any deductibles, self-insured retentions, retrospective premiums, and other chargeback amounts, fees, costs and expenses. TreeHouse shall retain all rights to control its and its Affiliates’ insurance policies and programs, including the right to exhaust, settle, release, commute, buy back, or otherwise resolve disputes with respect to any of its insurance policies and programs; provided that TreeHouse and its Affiliates (other than the Group Companies) shall not, without the prior written consent of the Buyer, settle, release, commute, buyback or otherwise resolve disputes with respect to a claim that Buyer is permitted to make under this Section 5.10 under any Available Insurance Policies. The Buyer shall bear 100% of any “deductibles” with respect to claims made under the Available Insurance Policies and shall be solely responsible for any costs or fees incurred by TreeHouse and its Affiliates in the performance of this Section 5.10; provided, however, that for the avoidance of doubt, TreeHouse and its Affiliates shall be responsible for all Liabilities, including deductibles, relating to workers’ compensation and long-term disability insurance claims in accordance with Section 5.17.
Section 5.11    Pre-Closing Reorganizations.
(a)    Prior to the date hereof, TreeHouse has caused the US Sellers and the US Company to effect, carry out and enforce (if applicable) the Prior Reorganization. TreeHouse shall not, and shall cause the US Sellers and the US Company not to, amend, waive or modify the U.S. Contribution Agreement without the prior written consent of the Buyer.
(b)    Notwithstanding anything to the contrary set forth herein, subsequent to the date hereof and prior to the Closing, TreeHouse shall cause the CA Seller and the CA Company to enter into the contribution agreement in substantially the form attached hereto as Exhibit F (the “Canada Contribution Agreement”) and to take all steps pursuant thereto to effect, carry out the reorganization and enforce (if applicable) (the “Subsequent Reorganization”) contemplated by the Contribution Agreement. Following the date hereof, TreeHouse shall be permitted to revise the Canada Contribution Agreement only with the prior written consent of the Buyer, such consent not to be unreasonably withheld, conditioned or delayed.
(c)    Subsequent to the date hereof and prior to the Closing, TreeHouse shall cause (i) the US Company to form a wholly-owned subsidiary of US Company (“Newco”), (ii) the US Company to contribute the Pickles and Dough Assets and the Pickles and Dough Liabilities to Newco, (iii) the US Company to contribute certain additional assets (the “Designated Assets”) and liabilities (the “Designated Liabilities”) as set forth on Section 5.11(c)(iii) of the Disclosure Schedules to Newco, (iv) the US Company to cause 100% of the equity interests of Newco to be transferred to one or more of the Sellers (such transactions, collectively, the “Pickles and Refrigerated Dough Transfer”) and (v) the US Company to take such other necessary actions such that the US Company holds only the Business Assets and the Group Companies, and does not hold the Pickles and Refrigerated Dough Business at Closing. The Pickles and Refrigerated Dough Transfer shall be effected pursuant to a contribution agreement and/or such other instruments necessary to effect such transfer, and the Buyer shall be entitled to comment on and request reasonable changes to such documentation.
Section 5.12    R&W Insurance Policy. If the Buyer, at its sole discretion, elects to obtain and bind the R&W Insurance Policy, reasonably promptly following the execution of this Agreement, the Buyer shall take all action reasonably necessary to bind the R&W Insurance Policy. The Buyer shall use reasonable best efforts to cause the R&W Insurance Policy (if any) to be issued as promptly as practicable following the Closing, which policy shall, for the avoidance of doubt, include a provision that the R&W Insurer waives its rights to bring any claim against TreeHouse or its Affiliates by way of subrogation, claim for contribution or otherwise, other than with respect to a claim for Fraud, and will not modify such terms in a manner adverse to TreeHouse and its Affiliates, without TreeHouse’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 5.13    Material Contract Approvals; Shared Contracts.
(a)    TreeHouse, on the one hand, and the Buyer, on the other hand, shall, and shall cause their respective Affiliates to, cooperate with each other and shall use their commercially reasonable efforts to, as promptly as reasonably practicable, obtain any third-party consents, approvals, authorizations or waivers required in connection with the consummation of the transactions contemplated by this Agreement set forth on Section 5.13(a) of the Disclosure Schedules (collectively, “Material Contract Approvals”). If any such Material Contract Approval is not obtained prior to the Closing and the Closing occurs, until such time as such Material Contract Approval or Material Contract Approvals are obtained, but in any event for a period not to exceed six months after the Closing, TreeHouse will, if and to the extent the Buyer shall request, use commercially reasonable efforts to cooperate with the Buyer in effecting a lawful and commercially reasonable arrangement reasonably acceptable to the Buyer under which the Buyer shall receive benefits under such Material Contract in the ordinary course of business (taking into account the transactions contemplated by this Agreement) and taking reasonable direction from the Buyer with respect to such operation, which would be intended to provide the Buyer, to the fullest extent practicable and permissible, the claims, rights and benefits of such Material Contract, including enforcing, or allowing the Buyer to enforce the rights retained by TreeHouse with respect to such Material Contract. The Buyer shall be solely responsible for any costs or fees incurred by TreeHouse and its Affiliates in the performance of this Section 5.13(a).
(b)    TreeHouse, on the one hand, and the Buyer, on the other hand, shall, and shall cause their respective Affiliates to, cause to be assigned to the applicable Group Company the rights and obligations applicable to the Business under the Shared Contracts set forth on Section 5.13(b) of the Disclosure Schedules (the “Shared Procurement Contracts”) only with respect to those benefits received by the Buyer and the Group Companies with respect to the Business under such Shared Procurement Contract, subject to the approval of the counterparty under each Shared Procurement Contract. TreeHouse and the Buyer shall use commercially reasonable efforts to retain substantially similar terms and conditions, including any favorable pricing terms, and to preserve any rebate programs and other volume pricing benefits, under the Shared Procurement Contracts in connection with and after giving effect to the foregoing assignment. Following such assignment, as a service to be provided under the Transition Services Agreement, TreeHouse shall act as an agent of the applicable Group Company or the Buyer to administer each Shared Procurement Contract until the earlier of the expiration or termination of such Shared Procurement Contract and the termination of the Transition Services

Agreement. Each party shall be solely responsible for any and all liabilities to the extent arising out of or relating to such party’s (or its Affiliates’) breach of any Shared Procurement Contract. In the event that a counterparty under a Shared Procurement Contract objects to the assignment and administration arrangement set forth in this Section 5.13(b), TreeHouse and the Buyer shall use commercially reasonable efforts to institute alternative arrangements reasonably satisfactory to each of TreeHouse and the Buyer intended to provide the Buyer, to the fullest extent possible under such Shared Procurement Contract, the claims, rights and benefits of those parts that relate to the Business, and put the parties in a substantially similar economic position as if such Shared Procurement Contract was assigned and administered as described above.
(c)    TreeHouse, on the one hand, and the Buyer, on the other hand, shall, and shall cause their respective Affiliates to, cooperate with each other and shall use their commercially reasonable efforts to, as promptly as reasonably practicable:
(i)    cause the Shared Contracts set forth on Section 5.13(c)(i) of the Disclosure Schedules (the “Buyer Designated Shared Contracts”) to be replaced with separate Contracts, or to be amended, split or assigned, in whole or in part (collectively, the “Buyer Replacement Contracts”) to provide that the Buyer or a Group Company receives contract rights and obligations related to the Business under the Buyer Replacement Contracts that are substantially similar to those contract rights and obligations under the Buyer Designated Shared Contracts utilized by the Business Entities in the conduct of the Business prior to the Closing; and
(ii)    cause the Shared Contracts set forth on Section 5.13(c)(ii) of the Disclosure Schedules (the “TreeHouse Designated Shared Contracts” and, together with the Buyer Designated Shared Contracts, the “Designated Shared Contracts”) to be replaced with separate Contracts, or to be amended, split or assigned, in whole or in part (the “TreeHouse Replacement Contracts”, and together with the Buyer Replacement Contracts, the “Replacement Contracts”) to provide that TreeHouse or any of its Affiliates designated by TreeHouse receives contract rights and obligations related to the Retained Business under the TreeHouse Replacement Contracts that are substantially similar to those contract rights and obligations under the TreeHouse Designated Shared Contracts utilized by the Business Entities in the conduct of the Retained Business prior to the Closing.
(d)    The Buyer shall be solely responsible for any additional costs or fees arising from and under a Buyer Replacement Contract, including any termination fees, or in connection with any arrangement with respect thereto described in this Section 5.13, and TreeHouse shall be solely responsible for any additional costs or fees arising from and under a TreeHouse Replacement Contract, or in connection with any arrangement with respect thereto described in this Section 5.13. For the avoidance of doubt, notwithstanding anything to the contrary herein, neither TreeHouse nor any of its Affiliates, with respect to a Buyer Replacement Contract, or in connection with any arrangement with respect thereto described in this Section 5.13, nor the Buyer or any Group Company, with respect to a TreeHouse Replacement Contract, or in connection with any arrangement with respect thereto described in this Section 5.13, shall be responsible for any liabilities resulting from such Replacement Contracts, including any increases in pricing or other costs arising as a result of the transactions contemplated by this Agreement.
(e)    The Buyer and TreeHouse shall cooperate and provide each other with reasonable assistance in effecting such separation of the Designated Shared Contracts prior to the Closing and for a period of nine months following the Closing Date (or otherwise in compliance with the terms of the Transition Services Agreement). If the Buyer and TreeHouse are not able to effect the separation of a Designated Shared Contract prior to the Closing, then after the Closing, until any such Designated Shared Contract is separated, to the extent permissible under Law and under the terms of such Designated Shared Contract, the Buyer and TreeHouse shall, or shall cause one of its Affiliates to, (i) assume and perform the liabilities under such Designated Shared Contract relating to its business or the businesses of its Affiliates (and shall promptly reimburse the other party for any expenses relating thereto incurred by the other party or its Subsidiaries), allocated in accordance with this Section 5.13, (ii) hold in trust for the benefit of the other party, and shall promptly forward to the other party, any monies or other benefits received pursuant to such Designated Shared Contract relating to the business of the other party (or the business of its Affiliates) and (iii) use commercially reasonable efforts to institute alternative arrangements intended to put the parties in a substantially similar economic position as if such Designated Shared Contract was separated as described above; provided that, notwithstanding the foregoing, following the Closing, (x) neither party shall have any obligation to renew any Designated Shared Contract upon the expiration or termination thereof and (y) to the extent any such Designated Shared Contract contains an “evergreen” provision that automatically renews such Designated Shared Contract unless terminated or cancelled by either party thereto, the applicable party shall not be prohibited from terminating or canceling such Designated Shared Contract as permitted pursuant to the terms thereof. The Buyer shall be solely responsible for replacing any Buyer Designated Shared Contracts to the extent not separated as described above prior to the Closing. TreeHouse shall be solely responsible for replacing any TreeHouse Designated Shared Contracts to the extent not separated as described above prior to the Closing.
(f)    With respect to rights and liabilities under or resulting from a given Designated Shared Contract, such rights and liabilities shall, unless otherwise allocated pursuant to this Agreement or a Replacement Contract or a written agreement between the parties or their Affiliates and the third party to such Designated Shared Contract, be allocated following the Closing from time to time between TreeHouse and its Affiliates (other than the Group Companies), on the one hand, and the Buyer and the Group Companies, on the other hand, as the case may be, based on the relative proportions of total benefits received (to the extent the liabilities relate to a specific period, over such period, and otherwise over the term of such Designated Shared Contract, measured up to the date of the allocation, without duplication) by TreeHouse and its Affiliates, on the one hand, or the Buyer and the Group Companies, on the other hand, under such Designated Shared Contract. Notwithstanding the foregoing, following Closing each party shall be solely responsible for any and all liabilities to the extent arising out of or relating to such party’s (or its Affiliates’) breach of such Designated Shared Contract.
(g)    It is acknowledged that for the purposes of this Section 5.13, what constitutes “substantially similar” shall be determined after taking into account changes in volume and similar pricing metrics, as well as the needs of the applicable party. If, following the date hereof, the parties determine that any Shared Contract exists that has not been listed on Section 5.13(b) or Section 5.13(c) of the Disclosure Schedules, the parties will cooperate with each other to determine whether such Shared Contract should be deemed a TreeHouse Designated Shared Contract or a Buyer Designated Shared Contract, and the provisions of this Section 5.13 shall thereafter apply to such Shared Contract accordingly.
Section 5.14    Wrong Pockets. If, following the Closing, (a) any Seller or any of its Affiliates receives, or becomes aware that such Seller or any of its Affiliates owns or possesses, any Contributed Assets pursuant this Agreement or the Contribution Agreements or (b) the Buyer, the Group Companies or any of their respective Affiliates receive, or become aware that the Buyer or any of its Affiliates own or possess, any Excluded Assets pursuant to this Agreement or the Contribution Agreements, then such party or such Affiliate shall promptly notify the intended party and, if applicable, do all things necessary to promptly remit, or shall cause to be remitted, for no consideration such assets, rights, properties, notices, monies or amounts to the intended party and/or any Person that such party designates in writing, as applicable. The parties shall cooperate with each other in connection with their obligations under this Section 5.14 and to facilitate the transition of collections as promptly as practicable after the Closing.
Section 5.15    Background Licenses.
(a)    Effective as of the Closing Date, each Seller, on behalf of itself and its Affiliates, hereby grants to the Group Companies a non-exclusive, perpetual, irrevocable, sublicenseable, transferable, and royalty-free license to Trade Secrets (excluding Trade Secrets comprising proprietary Software code) owned by any Seller or any of its applicable Affiliates as of the Closing Date that have been used, as of the Closing Date, in the conduct of the business of the Group Companies (the “Licensed Seller IP”) to fully use, practice and exploit the Licensed Seller IP in connection with the operation of such business (and the reasonable and natural evolution of such business within its product categories) including, as applicable, to develop, copy, modify and create derivative works of such Licensed Seller IP in connection therewith.
(b)    Effective as of the Closing Date, each of the Group Companies, hereby grants to each Seller and its Affiliates, a non-exclusive, perpetual, irrevocable, sublicenseable, transferable, and royalty-free license to Trade Secrets (excluding Trade Secrets comprising proprietary Software code) owned by any Group Company as of the Closing Date that have been used, as of the Closing Date, in the conduct of the retained business of the Seller (the “Licensed Buyer IP”) to fully use, practice and exploit the Licensed Buyer IP in connection with the operation of such business (and the reasonable and natural evolution of such business within its product categories) including, as applicable, to develop, copy, modify, and create derivative works of such Licensed Buyer IP in connection therewith.
Section 5.16    Wind-Down License. TreeHouse shall, and shall cause its Affiliates to, (a) within 365 calendar days after the Closing, amend, as applicable, their respective certificates of incorporation and file any documents necessary to change their respective legal, registered, assumed, trade and “doing business as” names, as applicable, to names not containing, and (b) except in an entity name (subject to the wind-down obligations in the preceding part (a) of this sentence) following the Closing, not use in any way (including as a name, trademark, service mark, or otherwise), in each case of (a) and (b), “E.D. Smith”, “E.D. Smith Strawberry Fraises”, “E.D. Smith Triple Fruits” or any name confusingly similar to any of the foregoing (the “E.D. Smith Marks”). Notwithstanding anything to the contrary herein, during the term of this Agreement and thereafter, TreeHouse has the right to use (i) plain-text, non-stylized versions of the E.D. Smith Marks in a neutral, non-trademark manner to describe the history of the Parties’ relationship or otherwise as required by Law and (ii) the E.D. Smith Marks in historical legal and business documents and internal materials not visible to the public.
Section 5.17    Employee Matters.
(a)    TreeHouse and its Affiliates shall ensure that all Contributor Employees are employed by a Group Company prior to the Closing. During the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, or, if earlier, the termination date of an applicable Continuing Employee (the “Continuation Period”), the Buyer shall, or shall cause its Affiliate to provide each employee of a Group Company immediately after the Closing (each, a “Continuing Employee”), during the Continuation Period, with (i) a base salary or wage level and a target annual cash incentive compensation opportunity at rates that are no less favorable than the base salary or wage level and target annual cash incentive compensation opportunity provided to such Continuing Employee immediately prior to the Closing and (ii) employee benefits (excluding any equity or equity-based, nonqualified deferred compensation, retention, severance, incentive, bonus, change in control or transaction compensation or arrangements or defined benefit pension or post-termination or retiree health or welfare benefits (together, the “Excluded Benefits”)) that are substantially comparable, in the aggregate, to those provided to the Continuing Employees (as a group) immediately prior to the Closing (other than the Excluded Benefits). In addition, with respect to any Continuing Employee whose employment is involuntarily terminated by the Buyer without “cause” (and not due to the Continuing Employee’s death or “disability”) during the Continuation Period, unless otherwise agreed to between the Continuing Employee and Buyer or its Affiliate, the Buyer shall, or shall cause its Affiliate to, provide severance and termination benefits (excluding equity or equity-based acceleration) that are no less favorable in the aggregate than, and are on the same terms and conditions (i.e., subject to execution and non-revocation of a release) as, the severance and termination benefits (excluding equity or equity-based acceleration) to which such Continuing Employee would have been entitled to receive upon such termination pursuant to the terms of the applicable Employee Plan set forth on Section 3.10(a) of the Disclosure Schedules, as in effect on, and in the form provided to the Buyer prior to, the day immediately prior to the date hereof; provided that, notwithstanding the foregoing, in no case will a Continuing Employee located in Canada be provided with less than their termination and severance entitlements as required under applicable Laws, regardless of whether their employment ceased on a voluntary or involuntary basis or for any other reason. Notwithstanding any other provision of this Agreement, Sellers and their Affiliates (excluding any Group Company) shall be solely responsible for the provision of long-term disability benefits for any Continuing Employee who: (x) is or will be in receipt of long-term disability benefits under a Seller Plan as of the Closing Date or, if applicable, the end of the applicable services period under the Transition Services Agreement or (y) is or will be in receipt of (or in a runout period to become eligible to receive) short-term disability benefits or workers’ compensation benefits as of the Closing Date or, as applicable, the end of the applicable service period under the Transition Services Agreement and subsequently becomes eligible for long-term disability benefits with respect to such disabling event that occurs prior to the Closing Date or the end of the applicable service period under the Transition Services Agreement. To the extent necessary to enable the relevant Continuing Employee to continue receiving long-term disability benefits, Seller or one of its Affiliates (excluding any Group Company) shall retain or accept the transfer of the employment of such Continuing Employee and be solely responsible for the provision of benefits and compensation to and all other costs and liabilities relating to such Continuing Employee unless and until such individual is able to return to active employment with a Group Company. The Buyer shall cause a Group Company to offer employment to any such Continuing Employee to the extent such Person is subsequently able to commence active employment within a six-month period immediately following the end of the applicable service period under the Transition Services Agreement.
(b)    The Continuing Employees shall receive credit for all service with the Sellers and their Affiliates (including service with predecessor employers, where such credit was recognized by the Sellers or their Affiliates or as otherwise required by Law) for purposes of eligibility to participate, vesting, and entitlement to and accrual of vacation and severance benefits to the same extent and for the same purpose as credited by the Sellers under the analogous Employee Plans immediately prior to the Closing Date or as otherwise required by Law; provided, however, that (x) such service need not be credited to the extent that it would result in duplication of benefits or compensation, and (y) such service shall not be credited with respect to any Excluded Benefits unless otherwise required by Law. In addition, and without limiting the generality of the foregoing, for the plan year that includes the Closing Date, or, if later, the plan year that includes the date that Seller and is Affiliates no longer provide medical, dental, pharmaceutical or vision benefits to Continuing Employees (and their eligible dependents and beneficiaries) pursuant to the Transition Services Agreement, the Buyer shall use commercially reasonable efforts to cause (i) for purposes of each plan sponsored by the Buyer or its Subsidiaries (a “New Plan”) providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such requirements were satisfied or waived by such individual under the analogous Employee Plan immediately prior to the Closing Date or the date on which the Seller and its Affiliates no longer provide such benefits to Continuing Employees pursuant to the Transition Services Agreement, and (ii) any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Employee Plan ending on the date such Continuing Employee’s participation in such corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year, as if such amounts had been paid in accordance with such New Plan.
(c)    As soon as practicable following the Closing Date, each Continuing Employee shall be eligible to participate in a defined contribution plan intended to qualify under Section 401(a) of the Code maintained by Buyer or one of its Affiliates (collectively, the “Buyer 401(k) Plan”). Prior to the Closing Date, the Sellers shall have taken all actions necessary to (i) cause the Continuing Employees to be fully vested in their account balances under any Seller Plan intended to qualify under Section 401(a) of the Code (including any Title IV Plan) and (ii) make all employer contributions that would have been made on behalf of the Continuing Employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date.
(d)    Notwithstanding any other provision of this Agreement, TreeHouse and its Affiliates will retain all Liabilities relating to workers’ compensation and (other than as provided under the Transition Services Agreement) long-term disability insurance claims by any Business Employee to the extent the injury or occurrence giving rise to such claim was first incurred or happened, in whole or in part, prior to the Closing or, in the case of long-term disability prior to the end of the applicable service period under the Transition Service Agreement (but excluding, for workers’ compensation claims, any Liabilities associated with any injury with respect to any Continuing Employees occurring on or after the Closing Date and excluding, for long-term disability, any Liabilities associated with any injury with respect to any Continuing Employees occurring on or after the end of the applicable services period under the Transition Services Agreement). Except to the extent prohibited by applicable Law, the Group Companies will reasonably cooperate with the TreeHouse’s and its Affiliate’s insurance providers to administer any such claims with respect to employees of the Group Companies.
(e)    Without limiting any other provision of this Section 5.17, with respect to each Continuing Employee covered by any CBA (all Continuing Employees subject to CBAs, collectively being the “Union Members”), the Buyer or one of its Affiliates (including for this purpose, the Group Companies) shall continue the employment of such Union Member uninterrupted as of the Closing Date and without loss of seniority, compensation, level of benefits or fringe benefits, and with no adverse effect on other terms and conditions of employment set forth in the applicable CBA (subject to the amendments or replacements described in this Section 5.17(e) and the U.S. Contribution Agreement). Notwithstanding any

other provision of this Section 5.17, the terms and conditions of employment for the Union Members shall be solely controlled by the terms set forth in the terms of the applicable CBA while such CBA is in effect in accordance with its terms (subject to the amendments or replacements described in this Section 5.17(e) and the U.S. Contribution Agreement). Prior to the Closing Date, TreeHouse and Buyer shall cooperate and shall use commercially reasonable efforts to negotiate with the applicable union to amend the CBA covering the Continuing Employees to remove any express references to the Seller Plans and any other policy or provision of the CBA that cannot be continued by the Group Companies following the Closing because such policy or provision is unique to Seller or cannot otherwise be replicated by Buyer or its Affiliates despite commercially reasonable efforts (where coverage under such Seller Plans, policy or provision is expected to cease as of the Closing Date), effective as of and contingent upon the Closing. For the avoidance of doubt, Buyer and its Affiliates shall be liable for any costs or expenses incurred with respect to Business Employees (other than with respect to any Seller Plan, unless allocated to Buyer pursuant to the Transition Services Agreement) as a result of such negotiations and any resulting CBA amendments.
(f)    Effective as of the Closing Date, the Sellers shall have taken all actions necessary to (i) cause any Group Company Plan to be sponsored solely by a Group Company and (ii) cause the active participation in any Group Company Plan by any Person that is not a Continuing Employee (or an eligible dependent or beneficiary of a Continuing Employee) to cease. The Sellers and their Affiliates (other than any Group Company) shall assume and/or retain the sponsorship of and, except as set forth in the Transition Services Agreement, be solely responsible for all liabilities and obligations at any time arising under or pursuant to or otherwise relating to or in connection with any Seller Plan and any other benefit or compensation plan, program, policy, agreement or arrangement at any time sponsored, maintained, contributed to, or required to be contributed to by any Seller or any of its Affiliates (including any Group Company), or otherwise with respect to which any Seller or any of its Affiliates (including any Group Company) has any liability or obligation, including the responsibility for complying with the requirements of Section 4980B of the Code with respect to any “M&A qualified beneficiary” as that term is defined in Treasury Regulation Section 54.4980B-9 and any potential withdrawal liabilities relating to the Central States Southeast and Southwest Areas Pension Fund. Notwithstanding the foregoing, except to the extent Seller or its Affiliate is required to pay out vacation to any Contributor Employee in connection with his or her transfer to a Group Company in order to comply with applicable Law, the Buyer shall assume all obligations with respect to any accrued but unused vacation and other paid time off of any Continuing Employee as of the Closing Date, which leave may be administered in accordance with any paid time off policy maintained by the Buyer or its Affiliates and otherwise in accordance with applicable Law.
(g)    No provision of this Agreement shall (i) create any independent right to employment, continued employment, or any term or condition of employment with the Buyer or its Affiliates, for any period of time, or preclude the ability of the Buyer or its Affiliates to terminate any Continuing Employee for any reason; (ii) limit in any way the right of the Buyer or its Affiliates to continue any Employee Plan or New Plan or to amend, modify or terminate any Employee Plan or New Plan or any other benefit or compensation plan, program, policy or Contract at any time; (iii) create any third-party beneficiary or other rights in any employee providing services for the Business or current or former director, officer, employee of the Sellers or any Person not a party to this Agreement to enforce the provisions of this Section 5.17; or (iv) be construed as an amendment, modification, waiver or creation of any Employee Plan, New Plan or other benefit or compensation plan, program, policy or Contract.
(h)    TreeHouse shall, or shall cause the Group Companies to, pay to each Continuing Employee such Continuing Employee’s annual bonus for 2022 that such Continuing

Employee is entitled to receive pursuant to the terms of the applicable Employee Plan set forth on Section 3.10(a) of the Disclosure Schedules, as in effect on the day immediately prior to the date hereof, in an amount at least equal to the amount of such annual bonus that was accrued as of the Closing, by no later than March 15, 2023, so long as such Continuing Employee remains employed through the applicable payment date; provided that any such amounts accrued as of the Closing (and the employer portion of Taxes related thereto) will be treated as Indebtedness.
Section 5.18    Exclusivity. From the date hereof until the earlier of the Closing or the valid termination of this Agreement, TreeHouse hereby covenants and agrees that it will not, and will cause and instruct its Affiliates (including the Group Companies) and its and their respective Representatives, directly or indirectly, not to: (a) solicit or encourage, or take any other action to knowingly facilitate, any inquiries or the making of any proposal relating to, any Competing Transaction, (b) enter into discussions or negotiate with any Person with respect to any Competing Transaction or (c) endorse or agree to endorse, or enter into any definitive agreement with any Person with respect to, any Competing Transaction. Promptly following the receipt of any inquiry, proposal or other communication relating to a Competing Transaction (and in any event within two Business Days thereafter), TreeHouse agrees to notify the Buyer of such receipt of such inquiry or proposals. For purposes of this Agreement, a “Competing Transaction” means any of the following: (i) any merger, consolidation, share exchange, business combination, joint venture, partnership, or similar transaction (or series of transactions) involving any of the Group Companies; (ii) any sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of a material portion of the assets of any of the Group Companies; (iii) any transaction contemplating either the issuance by the Group Companies of any, of their equity interests or the acquisition (directly or indirectly) by any Person of any of the any Group Company’s equity interests; or (iv) any similar transaction, in each case other than the transactions contemplated by this Agreement, provided, however, that a sale (by merger or otherwise) of the equity of TreeHouse shall not be deemed a “Competing Transaction”. As soon as reasonably practicable following the date of this Agreement, TreeHouse shall, or shall cause its Representatives to, (A) terminate any access to any data room (real or virtual) established by TreeHouse or its Representatives in connection with the transactions contemplated by this Agreement or any other proposed strategic transaction to the extent involving the Business; and (B) send out notices to any third party (other than the Buyer’s Affiliates or its Representatives) that has executed a confidentiality or non-disclosure agreement in connection with any proposed strategic transaction to the extent involving the Business and received confidential information relating to the Business to return or destroy such information in accordance with the terms of such confidentiality or non-disclosure agreement (if any).
Section 5.19    Litigation Support.
(a)    In the event that, and for so long as TreeHouse or any of its Affiliates is prosecuting, contesting or defending any proceeding, investigation, charge, claim or demand by or against a third party (other than the Buyer or any of its Affiliates) in connection with (i) the transactions contemplated by this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction primarily relating to the Business or the Group Companies, the Buyer shall, and shall direct its Affiliates (and its and their officers, employees and Representatives) to, at the reasonable written request of TreeHouse, reasonably cooperate with TreeHouse and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information as shall be reasonably necessary in connection with such prosecution, contest or defense, in accordance with, and subject to the restrictions set forth in, Section 5.1(c). All such cooperation described in this Section 5.19(a) shall be at TreeHouse’s expense.

(b)    In the event that, and for so long as the Buyer or any of its Affiliates is prosecuting, contesting or defending any proceeding, investigation, charge, claim or demand by or against a third party (other than TreeHouse or any of its Affiliates) in connection with (a) the transactions contemplated by this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction primarily relating to the Retained Business, TreeHouse shall, and shall direct its Affiliates (and its and their officers, employees and Representatives) to, at the reasonable written request of the Buyer, cooperate with the Buyer and its counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records and other information as shall be reasonably necessary in connection with such prosecution, contest or defense, in accordance with, and subject to the restrictions set forth in, Section 5.1(c). All such cooperation described in this Section 5.19(b) shall be at the Buyer’s expense.
Section 5.20    Financing Cooperation.
(a)    At the Buyer’s sole expense, TreeHouse shall, shall cause the Business Entities to, and shall use reasonable best efforts to cause its Representatives to, cooperate with the Buyer in connection with the Debt Financing as may be reasonably requested by the Buyer, including:
(i)    providing reasonable assistance in preparation for and participation in marketing efforts (including lender meetings and calls), presentations, due diligence sessions (including accounting due diligence sessions), sessions with prospective lenders, investors and ratings agencies and other meetings and assisting the Buyer in obtaining ratings as contemplated by the Debt Financing;
(ii)    as promptly as reasonably practicable, furnishing the Buyer and its financing sources (including the Debt Financing Sources) and their respective Representatives with such financial and other pertinent information regarding the Business Entities as is in TreeHouse’s possession and may be customarily required or desirable for completion of similar debt financing and reasonably requested by the Buyer, its advisors or its Debt Financing Sources, including (A) the Required Information and (B) customary authorization letters authorizing the distribution of such information to potential financing sources (including customary representations with respect to accuracy of information and material non-public information);
(iii)    assisting the Buyer and its Debt Financing Sources in the preparation of bank information memoranda and similar documents for any of the Debt Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda;
(iv)    assisting the Buyer and its Debt Financing Sources in the preparation and negotiation of definitive written financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, customary officer’s certificates and corporate resolutions, as applicable) as may reasonably be requested and subject to the occurrence of the Closing;
(v)    using reasonable efforts to facilitate the pledging of collateral for the Debt Financing (including cooperation in connection with the pay-off of existing

Indebtedness to the extent contemplated by this Agreement and the release of related Encumbrances and termination of security interest); and
(vi)    providing at least three Business Days prior to the Closing Date all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least 10 Business Days prior to the anticipated Closing Date;
provided, in each case, that none of the Business Entities shall be required to (A) pay any commitment or other similar fee that is not simultaneously reimbursed by the Buyer in connection with the Debt Financing or that is not contingent upon the Closing, (B) prior to the Closing, be an issuer or other obligor with respect to the Debt Financing, (C) take any action that is not contingent upon the Closing or enter into any agreement or document unless the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing (other than customary authorization letters described above), (D) take any corporate or limited liability company action (including any approval from shareholder, director, member or manager) to approve any debt financing or any definitive agreement for the Debt Financing that would be effective prior to the Closing or that are not contingent upon the Closing (other than the customary authorization letters described above), (E) take any action that would result in any officer, director, manager or other Representative of the Business Entities incurring any personal liability with respect to any matters relating to the Debt Financing, (F) deliver or cause the delivery of any 10b-5 certifications, legal opinions or accountants’ cold comfort letters or reliance letters or any certificate as to solvency or any other certificate necessary for the Debt Financing that is not contingent on the Closing, or (G) deliver or cause the delivery of any information (I) that constitutes non-financial trade secrets or non-financial proprietary information, (II) in respect of which disclosure is prohibited by applicable Law or Contract not entered into primarily for the purpose of qualifying for the exclusion in this clause, (III) that is subject to attorney client or similar privilege or constitutes attorney work product or (IV) the disclosure of which is restricted by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (G) or would cause the incurrence of any cost or expense not subject to reimbursement by Buyer pursuant to the immediately succeeding paragraph, (H) to take any action that would reasonably be expected to conflict with, or result in any violation of or default (or an event that, with or without notice or lapse of time or both, would become a default) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, any Law, any organizational documents of the Business Entities, or any material contract to which a Business Entity is a party or by which any of their respective properties or assets is bound (and not entered into for the purpose of qualifying for the exclusion in this clause), or (I) take any action that would unreasonably interfere with the operation of the business of the Business Entities.
(b)    The Buyer shall, promptly upon request by TreeHouse, reimburse the Business Entities for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ fees) incurred by the Business Entities in connection with such cooperation and shall indemnify, defend and hold harmless the Business Entities, and their respective Representatives, from and against any and all losses incurred by them in connection with the Debt Financing (other than with respect to the Required Information), in each case, except to the extent losses are suffered or incurred as a result of the bad faith, fraud, gross negligence, willful misconduct or material breach of this Agreement by a Business Entity or, in each case, their respective Representatives.

(c)    Each Seller hereby consents to the use in a customary manner of the Group Companies’ logos in connection with the Debt Financing but only to the extent that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Group Companies or the reputation or goodwill of the Group Companies.
(d)    All non-public or otherwise confidential information provided pursuant to this Section 5.20 shall be subject to the Confidentiality Agreement, except that the Buyer shall be permitted to disclose such information to the lenders or potential lenders in connection with the Debt Financing, subject to customary confidentiality undertakings by such lenders and potential lenders.
Section 5.21    Assistance with Financial Statements. Notwithstanding anything to the contrary herein, at the Buyer’s request, TreeHouse and each of its Affiliates agree to use its reasonable best efforts both prior to and after the Closing Date to assist the Buyer (and the Buyer’s accountants, attorneys, and other representatives), at the Buyer’s sole cost and expense, in obtaining and preparing all financial statements regarding the Business by providing the financial data relating to the Business for the periods prior to the Closing Date that may be required to comply with Regulation S-X and Regulation S-K promulgated under the Securities Act of 1933, as amended.
Section 5.22    Delivery of Audited Financial Statements. Between the date of this Agreement and the Closing, TreeHouse shall deliver to the Buyer copies of the audited consolidated balance sheet of the Business as at December 31, 2021 and December 31, 2020, and the related statements of income and cash flows of the Business (the “Audited Financial Statements”).
Section 5.23    Use of UPCs. Between the date of this Agreement and the Closing, TreeHouse and the Buyer shall use commercially reasonable efforts to enter into an arrangement to permit each party, as applicable, to use the UPCs associated with the products of the Business, or any UPC that is transferred to the Buyer, for 18 months following the Closing.

Section 5.24    Factoring Arrangements. Following the date of this Agreement and prior to the Closing, TreeHouse shall, or shall cause its Subsidiaries to, cease factoring additional accounts receivable related to the Business (including by not subjecting any of the accounts receivable that are included in Net Working Capital to any such factoring arrangements); provided that TreeHouse and its Subsidiaries shall be permitted to factor accounts receivable to the extent necessary to cause the Estimated Purchase Price to be less than $1,010,000,000; provided, further, that it is understood and agreed by the parties that any accounts receivable so factored shall not be taken into account for purposes of determining Net Working Capital, and any cash delivered pursuant thereto shall not be Cash of the Group Companies.

Section 5.25    Sublease. Prior to the Closing, US Buyer and TreeHouse shall negotiate a mutually agreeable sublease with respect to the lease described on Section 5.25 of the Disclosure Schedules, containing substantially similar terms and conditions as such lease, pursuant to which US Buyer and TreeHouse shall allocate the costs remaining on such lease through the expiration of such lease equally between US Buyer and TreeHouse.

ARTICLE VI
TAX MATTERS
Section 6.1    Transfer Taxes. TreeHouse, on the one hand, and the Buyer, on the other hand, shall cooperate in timely filing all Returns, as and when required, to comply with the provisions of any applicable Laws relating to Transfer Taxes. The Buyer shall be solely responsible for any Transfer Taxes (other than any Transfer Taxes arising from or related to the Prior Reorganization, the Subsequent Reorganization or the Pickles and Refrigerated Dough Transfer that do not constitute GST/HST/QST that are refundable to the Buyer or any Group Company) and Treehouse shall be solely responsible for any Transfer Taxes arising from or related to the Prior Reorganization, the Subsequent Reorganization or the Pickles and Refrigerated Dough Transfer (other than any such Transfer Taxes that constitute GST/HST/QST that are refundable to the Buyer or any Group Company).
Section 6.2    Allocation of Taxes. With respect to Straddle Periods, to the extent permitted under applicable Law and this Agreement, the Buyer and each Seller shall elect to have the Tax period of each Group Company end on, and include, the Closing Date. If applicable Law does not permit such Group Company to treat the Closing Date (or the portion thereof prior to the Closing) as the last day of the relevant taxable year or period, then the Buyer and each Seller agree to utilize the following conventions for determining the amount of Taxes attributable to the portion of a Straddle Period ending on the Closing Date: (i) with respect to property Taxes, ad valorem Taxes, and other similar Taxes imposed on a periodic basis the amount attributable to the portion of the Straddle Period ending on the Closing Date shall equal the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period that is prior to and ends on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) with respect to all other Taxes (including income Taxes, sales or use Taxes, employment Taxes, and withholding Taxes), the amount attributable to the portion of the Straddle Period that ends on the Closing Date shall be determined as if the applicable Group Company filed a separate Return with respect to such Taxes for such portion of the Straddle Period using a “closing of the books” methodology (i.e., as of the end of the Closing Date) (and for such purpose, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) and any partnership or other pass-through entity shall be deemed to terminate at such time). For the avoidance of doubt, TreeHouse shall be permitted to file, and shall file, U.S. federal, state and local consolidated income Returns that include TreeHouse or any of its Subsidiaries, on the one hand, and one or more Group Companies, on the other hand, and that relate to a Pre-Closing Tax Period.
Section 6.3    Cooperation. Following the Closing, each Seller and the Buyer shall use commercially reasonable efforts to provide each other with such cooperation and information as either of them reasonably may request of the other (and the Buyer shall cause each Group Company to provide such cooperation and information) in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. TreeHouse, each Seller, the Buyer, and each Group Company, and each of their respective Affiliates, shall treat any and all deductions attributable to Transaction Tax Deductions and all amounts paid or accrued on or before the Closing Date and unpaid Transaction Expenses accrued or accruable as of the Closing Date as deductible in a Pre-Closing Tax Period to the extent permitted by applicable Law (determined by applying a “more likely than not” standard).
Section 6.4    Post-Closing Covenants. Without the express prior written consent of TreeHouse (not to be unreasonably withheld, conditioned or delayed), the Buyer shall not, and shall not permit any of its Affiliates (including, at and subsequent to the Closing, any Group Company) to, (i) take any action that is not expressly set forth in this Agreement on the Closing Date, but after the Closing, that is outside of the ordinary course of business of any Group Company or any Subsidiary thereof, (ii) make any Tax election, amend any Return, change an annual accounting period, adopt or change any accounting method, file a ruling request with respect to Taxes, initiate any voluntary disclosure with respect to Taxes, or waive or extend any statute of limitations for the assessment or collection of any Tax with respect to any Group Company or any Subsidiary thereof, or (iii) take any other action that would reasonably be expected to result in TreeHouse, or any of its Affiliates, incurring a material amount of incremental Taxes, or incurring a material incremental economic burden, that would not have been incurred had such action not been taken, in each case, with respect to any Pre-Closing Tax Period. Without the express prior written consent of TreeHouse, the Buyer shall not make any election under Section 338 or Section 336(e) of the Code (or any comparable election under other applicable Law) with respect to the purchase of any Group Company or any Subsidiary thereof.
Section 6.5    Tax Refunds. Any refunds of Seller Taxes that are received by the Buyer or any Group Company (or any Subsidiary thereof), and any amounts credited against a Seller Tax to which the Buyer or any Group Company (or any Subsidiary thereof) become entitled in lieu of a refund, that relate to a Pre-Closing Tax Period shall be for the account of the Sellers, and the Buyer shall pay over to TreeHouse (or to such other Person as it designates) the amount of any such refund or the amount of any such credit, in each case, net of any Taxes or reasonable out-of-pocket costs or expenses incurred in connection with obtaining or paying over of such refund or credit, within 10 Business Days after receipt or entitlement thereto; provided that the Seller shall not be entitled to any refund or credit to the extent such refund or credit (i) was taken into account in the calculation of Closing Net Working Capital, Closing Indebtedness or Transfer Taxes, or (ii) results from the carryback of a net operating loss or other Tax attribute that results from events or circumstances that first occur or arise in a taxable period (or portion thereof) beginning after the Closing Date.

Section 6.6    Purchase Price Allocation. The parties agree that 9.58% of the total purchase price (as determined for tax purposes) will be allocable to the acquisition of the CA Shares, with the remainder of the purchase price (as determined for tax purposes) allocable to the US Shares, and following the Closing, the parties shall cooperate in good faith and use commercially reasonable efforts to agree upon an allocation of the portion of the purchase price allocable to the CA Shares among the assets of the CA Company in accordance with Section 1060 of the Code. The parties to this Agreement will file all Returns in a manner consistent with such agreed allocation unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state, local or non-U.S. Tax Law).
Section 6.7    Tax Indemnity. The Sellers shall, jointly and severally, be liable for and shall hold each Buyer, the Group Companies and their respective Affiliates harmless against any Seller Taxes; provided, however, that the Sellers shall not be liable for any Seller Taxes under this Section 6.7 to the extent such Seller Taxes (x) are included in the calculation of Closing Net Working Capital or Closing Indebtedness, (y) reduce the amount of any consideration paid pursuant to this Agreement to any of the Sellers, or (z) to the extent such Seller Taxes are imposed as a result of any breach by Buyer or any of its Affiliates (including any Group Company or any Subsidiary of a Group Company) any provision in this Agreement. The obligations of the Sellers set forth in this Section 6.7 shall survive until the date that is 30 days following the expiration of the statute of limitations applicable to the underlying Tax.

Section 6.8    Unified Loss Rule Election. Notwithstanding anything herein to the contrary, to the extent Treasury Regulation Section 1.1502-36 is applicable to any Seller or any other member of a combined, consolidated or unitary group that includes any Seller or any Affiliate thereof with respect to the sale of the US Shares pursuant to this Agreement, each relevant entity (i) shall make, or shall cause to be made, a valid and timely election pursuant to Treasury Regulations Sections 1.1502-36(d)(6)(i)(A) and 1.1502-36(e)(5) to reduce the basis in the US Shares by the “attribute reduction amount,” as defined in Treasury Regulation Section 1.1502-36(d)(3), so as to avoid a reduction to the US Company’s (or its Subsidiaries’) Tax “attributes” (as described in Treasury Regulation Section 1.1502-36(d)(4)) and (ii) shall not make any other election under Treasury Regulation 1.1502-36 with respect to the Group Companies, the Prior Reorganization, the Subsequent Reorganization or the Pickles and Refrigerated Dough Transfer, or any of the transactions contemplated by this Agreement to the extent such election would reasonably be expected to have a more than de minimis adverse impact on Buyer or any of its Affiliates (including, after the Closing, the Group Companies).
Section 6.9    Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving any Group Company or any of their Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, no Group Company nor any of their Subsidiaries shall be bound thereby or have any liability thereunder.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.1    General Conditions. The respective obligations of the Buyer and TreeHouse to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
(b)    Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and the Competition Act Approval shall have been obtained, and there shall be no agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement.
Section 7.2    Conditions to Obligations of TreeHouse. The obligations of TreeHouse to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by TreeHouse in its sole discretion:
(a)    The representations and warranties of the Buyer contained in Article IV shall be true and correct both as of the date hereof and as of the Closing Date as though made on and as of such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer

Material Adverse Effect. The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
(b)    TreeHouse shall have received from the Buyer a certificate to the effect set forth in Section 7.2(a), signed by a duly authorized officer thereof.
Section 7.3    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
(a)    (i) The representations and warranties of TreeHouse contained in Article III (other than the Business Fundamental Representations and Section 3.7(a)) shall be true and correct both as of the date hereof and as of the Closing Date as though made on and as of such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or Sellers Material Adverse Effect, as applicable, (ii) the Business Fundamental Representations (other than Section 3.4) shall be true and correct both as of the date hereof and as of the Closing Date as though made on and as of such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein), (iii) the representation and warranty set forth in Section 3.4 shall be true and correct both as of the date hereof and as of the Closing Date as though made on and as of such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except for any de minimis inaccuracies (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein), and (iv) the representation and warranty set forth in Section 3.7(a) shall be true and correct in all respects both as of the date hereof and as of the Closing Date as though made on and as of such date. TreeHouse shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.
(b)    Since the date of this Agreement until the Closing, there shall have been no Material Adverse Effect, and there shall have been no event, change, occurrence or effect, individually or in the aggregate, reasonably expected to result in a Material Adverse Effect.
(c)    The Buyer shall have received from TreeHouse a certificate to the effect set forth in Section 7.3(a) and Section 7.3(b), signed by a duly authorized officer thereof.
(d)    The Subsequent Reorganization and the Pickles and Refrigerated Dough Transfer shall have been completed on the terms set forth herein.
Section 7.4    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s material breach of this Agreement, which breach causes such condition not to be satisfied.

ARTICLE VIII
REMEDIES FOR BREACH OF THIS AGREEMENT
Section 8.1    Nonsurvival of Representations, Warranties and Covenants.
(a)    The respective representations, warranties and covenants of TreeHouse and the Buyer contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided, that this Section 8.1 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing.
(b)    The Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees, that from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action they may have against TreeHouse or its Subsidiaries relating to the operation of the Business or the Group Companies relating to the subject matter of this Agreement or any other document contemplated hereby, and the transactions contemplated by this Agreement (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing), whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 8.1, from and after the Closing, no Action, suit, claim, investigation or proceeding will be brought, encouraged, supported or maintained by, or on behalf of, the Buyer (including, after the Closing, the Group Companies) against TreeHouse or its Subsidiaries, and no recourse will be sought or granted against TreeHouse or its Subsidiaries, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of TreeHouse set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, agreement or other document delivered hereunder (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing), the subject matter of this Agreement or any other document contemplated hereby, the transactions contemplated by this Agreement, the Business, the ownership, operation, management, use or control of the business of the Group Companies, any of their assets, or any actions or omissions at, or prior to, the Closing. Furthermore, without limiting the generality of this Section 8.1, from and after the Closing, the Buyer will not be entitled to rescind this Agreement or treat this Agreement as terminated by reason of any breach of this Agreement, and the Buyer knowingly, willingly, irrevocably and expressly waives any and all rights of rescission they may have in respect of any such matter. The Buyer knowingly, willingly, irrevocably and expressly agrees (on its own behalf and, from and after the Closing, on behalf of the Group Companies), to indemnify and hold harmless TreeHouse and its Subsidiaries from and against, and in respect of, any and all liabilities, losses, damages, obligations, costs or expenses incurred by or on behalf of TreeHouse or its Subsidiaries as a result of any such Action, suit, claim, investigation or proceeding brought or maintained by the Buyer (including, after the Closing, the Group Companies) against TreeHouse or its Subsidiaries in contravention of this Section 8.1. Nothing contained in this Agreement shall waive the rights or obligations of any Person for claims involving Fraud or Willful Breach. Notwithstanding the foregoing, this Section 8.1(b) shall not apply with respect to (i) any covenant or agreement of the parties that by its terms requires performance after the Closing or (ii) the obligations set forth in Section 8.2.
(c)    TreeHouse knowingly, willingly, irrevocably and expressly acknowledges and agrees, that from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action they may have against the Buyer or its controlled Affiliates relating to the operation of the Business or the Sellers relating to the subject matter of this Agreement or any other document contemplated hereby, and the transactions contemplated by this Agreement (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing), whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 8.1, from and after the Closing, no Action, suit, claim, investigation or proceeding will be brought, encouraged, supported or maintained by, or on behalf of, TreeHouse against the Buyer or its controlled Affiliates, and no recourse will be sought or granted against the Buyer or its controlled Affiliates, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Buyer set forth or contained in this Agreement or any other document contemplated hereby or any certificate, instrument, agreement or other document delivered hereunder (other than, and solely with respect to, any of the covenants in this Agreement that survive the Closing), the subject matter of this Agreement or any other document contemplated hereby, the transactions contemplated by this Agreement, the Retained Business, the ownership, operation, management, use or control of the business of the Group Companies, any of their assets, or any actions or omissions at, or prior to, the Closing. Furthermore, without limiting the generality of this Section 8.1, from and after the Closing, TreeHouse will not be entitled to rescind this Agreement or treat this Agreement as terminated by reason of any breach of this Agreement, and TreeHouse knowingly, willingly, irrevocably and expressly waives any and all rights of rescission they may have in respect of any such matter. TreeHouse knowingly, willingly, irrevocably and expressly agrees to indemnify and hold harmless the Buyer and its controlled Affiliates from and against, and in respect of, any and all liabilities, losses, damages, obligations, costs or expenses incurred by or on behalf of the Buyer or its controlled Affiliates as a result of any such Action, suit, claim, investigation or proceeding brought or maintained by TreeHouse against the Buyer or its controlled Affiliates in contravention of this Section 8.1. Nothing contained in this Agreement shall waive the rights or obligations of any Person for claims involving Fraud or Willful Breach.
(d)    The Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees that the agreements contained in this Section 8.1 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for 20 years and will not be subject to any of the survival provisions of this Section 8.1 and (ii) are an integral part of the transactions contemplated by this Agreement and that, without the agreements set forth in this Section 8.1, TreeHouse would not enter into this Agreement. The foregoing provisions of this Section 8.1 shall not limit any party’s rights to pursue claims for Willful Breach or Fraud; provided that in no event shall TreeHouse be liable for any amount under this Agreement in excess of the Purchase Price.
Section 8.2    Indemnification by TreeHouse. From and after the Closing Date, the Buyer and its controlled Affiliates (including the Group Companies) and their respective Representatives and, in each case, successors and assigns (each, a “Buyer Indemnified Party” ) shall be indemnified and held harmless by Seller for and against all Liabilities, losses, damages, costs and expenses, interest, fines, awards, judgments, penalties, reasonable attorneys’ fees and other costs of defense, prosecution, investigation or collection (collectively, “Losses”), to the extent arising out of, relating to or resulting from:
(a)    any Excluded Liabilities (other than Liabilities otherwise allocated to the Buyer or its Subsidiaries (including, after the Closing, the Group Companies)) under any Ancillary Agreement;

(b)    TreeHouse or any of its Affiliates operation of the Retained Business and/or the ownership and/or use of the Excluded Assets prior to and following the Closing, including any failure by Treehouse to pay for or discharge any Excluded Liabilities; or
(c)    the matters set forth on Section 8.2(c) of the Disclosure Schedules.
Section 8.3    Indemnification by the Buyer. From and after the Closing Date, TreeHouse and its controlled Affiliates and their respective Representatives and, in each case, successors and assigns (each, a “Seller Indemnified Party”, together with the Buyer Indemnified Parties, each, an “Indemnified Party”) shall be indemnified and held harmless by the Buyer for and against any and all Losses, to the extent arising out of, relating to or resulting from:
(a)    any Assumed Liabilities; or
(b)    the Buyer’s and any Group Company’s (or any successor’s or assignee’s) operation of the Business and/or the ownership and/or use of the equity interests of the Business and/or the Business Assets after the Closing.
Section 8.4    Notice of Loss; Third-Party Claims.
(a)    An Indemnified Party shall give the Indemnifying Party written notice in reasonable detail of any matter which an Indemnified Party has determined has given rise to a right of indemnification under this Agreement, within 30 days of such determination, including all facts and circumstances that give rise to such right of indemnification, the amount of the Loss, if known (and, if not known, an estimate of the amount of potential Losses), and the method of computation thereof (if reasonably practicable), and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.
(b)    If an Indemnified Party shall receive notice of any action, proceeding, audit, claim, demand or assessment (each, a “Third-Party Claim”) against it which may give rise to a claim for Loss under this Article VIII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it, as a condition to the assumption, gives notice of its intention to do so (in a form and substance reasonably satisfactory to the Indemnified Party) to the Indemnified Party as promptly as possible but in any event within 15 days of the receipt of such notice from the Indemnified Party which acknowledges their respective obligations to indemnify the Indemnified Party under this Article VIII, and demonstrates that it has the financial capacity to satisfy any such obligations. If the Indemnifying Party elects to undertake any such defense against a Third-Party Claim, the Indemnified Party may participate in such defense at its own expense; provided that, if the Indemnified Party has been advised in writing by counsel that there exists or there is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party and its independent counsel for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel (and one local counsel in each applicable jurisdiction) at the expense of the Indemnifying Party; provided, further, that the Indemnified Party shall have the exclusive right to assume the defense and control of and consent to the entry of judgment on or enter into any settlement with respect to any Third-Party Claim (i) that seeks as the sole remedy an injunction or other equitable relief against any Indemnified Party, (ii) if the Third-Party Claim relates to or arises in connection with any criminal proceeding, indictment, allegation or investigation or (iii) if the Indemnified Party has been advised by counsel that there are one or more legal or equitable defenses available to it with a reasonable prospect of success which are not available to the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information to the extent practicable and in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Unless (i) the Indemnified Party is provided written notice of the Indemnifying Parties’ intention to settle the Third-Party Claim at least 10 calendar days prior to such settlement and (ii) the Indemnified Party is given an unconditional, full and complete written release from any and all Liability by all relevant parties in respect of such Third-Party Claim or the Losses payable under the settlement are limited solely to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party, the Indemnifying Party shall not settle or compromise any Third-Party Claim or consent to the entry of any judgment without the prior written consent of the Indemnified Party. No Third-Party Claim which is being defended in good faith by the Indemnifying Party in accordance with the terms of this Agreement shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).
Section 8.5    Exclusive Remedy. Except as set forth in the Ancillary Agreements, from and after the Closing, (i) this Article VIII and the applicable provisions of Section 2.2, Section 5.8, Section 5.19(b), Section 5.20 and Article VI shall be the sole and exclusive remedies of the Indemnified Parties (including the Buyer and TreeHouse) in connection with this Agreement and the transactions contemplated hereby, (ii) neither the Buyer nor TreeHouse shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with any of the transactions contemplated by this Agreement except pursuant to the indemnification provisions set forth in this Article VIII and Article VI and (iii) each party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (A) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or (B) otherwise relating to the subject matter of this Agreement, in each case, that it may have against the other party and its Representatives arising under or based upon any applicable Law, except pursuant to the indemnification provisions set forth in this Article VIII; provided, however, that nothing in this Section 8.5 shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Person pursuant to (or shall otherwise operate to interfere with the operation of) Section 5.8, Section 5.20 or Article VI or in the event of Fraud; provided, further, that nothing herein shall prevent any Buyer Indemnified Party from seeking recovery, or recovering, under the R&W Insurance Policy in accordance with its terms. For the avoidance of doubt, the indemnification obligations pursuant to Section 8.2 and Section 8.3 represent the parties’ intention to allocate certain Liabilities and obligations and are not claims for breach in any respect, thus the parties intend for such provisions to survive indefinitely.
Section 8.6    R&W Insurance Policy. Nothing in this Agreement shall in any way limit Buyer or any Buyer Indemnified Party or any of their respective Affiliates from making any claims or receiving any recoveries under the R&W Insurance Policy against the R&W Insurer, whether for breaches under this Agreement or any other claim that may be permitted to be made under the R&W Insurance Policy.

ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Buyer and TreeHouse;
(b)    (i) by TreeHouse, if TreeHouse is not in material breach of its obligations under this Agreement and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) and cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform, except that the cure period for a failure to deliver the full consideration payable pursuant to Article II at the Closing as required hereunder shall be three Business Days following delivery of written notice of such breach or failure to perform and (B) has not been waived by TreeHouse or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and TreeHouse breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (B) has not been waived by the Buyer;
(c)    by either TreeHouse or the Buyer if the Closing shall not have occurred by December 8, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the principal cause of the failure of the Closing to occur on or prior to such date and such failure constitutes a breach of this Agreement; provided, further, that, for the avoidance of doubt, the Buyer’s failure to close by the Termination Date due to the unavailability of the Debt Financing shall not in any way limit its termination right pursuant to this Section 9.1(c);
(d)    by either TreeHouse or the Buyer, if a Governmental Authority shall have issued any Governmental Order, or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Governmental Order is final and non-appealable; and
The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.
Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party except (a) for the provisions of Section 3.18 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.5 relating to confidentiality, Section 5.7 relating to public announcements, this Section 9.2, Article X and the Equity Financing Commitment Letter and (b) that, subject to the Equity Financing Commitment Letter (in the case of the Buyer), nothing herein shall relieve any party from any liabilities or damages arising out of a Willful Breach or Fraud prior to termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE X
GENERAL PROVISIONS
Section 10.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that the Buyer shall pay or cause the Group Companies to pay any Transaction Expenses that remain unpaid as of the Closing. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Willful Breach of this Agreement by the other. For the avoidance of doubt, the cost of the R&W Insurance Policy will be the sole cost and expense of the Buyer, and neither the Seller nor the Group Companies will have any liability with respect thereto.
Section 10.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto.
Section 10.3    Waiver; Extension. At any time prior to the Closing, TreeHouse, on the one hand and on behalf of itself and the Business Entities, and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 10.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to TreeHouse, to:
Treehouse Foods, Inc.
2021 Spring Road
Suite 600
Oak Brook, IL 60523
Attention: Kristy Waterman
E-mail: Kristy.Waterman@treehousefoods.com

with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue Suite 2100
Dallas, TX 75201
Attention: Jeffrey Chapman and Jonathan Whalen
E-mail:    JChapman@gibsondunn.com,     JWhalen@gibsondunn.com
(ii)    if to the Buyer, to:
Rushmore Investment III LLC
c/o Rushmore GP LLC
375 Park Avenue, 23rd Floor
New York, NY 10152
Attention: Board of Directors
E-mail: legal@investindustrial.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Leo M. Greenberg, P.C., Michael S. Amalfe
E-mail: LGreenberg@kirkland.com,
Michael.Amalfe@kirkland.com
Section 10.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. The phrase “to the extent” shall meant the degree to which a subject or other thing extends, and such phrase shall not simply mean “if.” The phrase “ordinary course of business” shall mean ordinary course of business consistent with past practice. The terms “provided,” “delivered,” “furnished” or “made available,” or other similar reference shall mean that a copy of such document has been included in the virtual data room prepared by Treehouse at Datasite.com titled “Trailblazer” or otherwise provided to the Buyer or any of its Representatives in electronic or hard-copy format at least two Business Days prior to the execution hereof.
Section 10.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including, without limitation, any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 10.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 5.9 and 10.21, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.
Section 10.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 10.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against any other party shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 10.10    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 10.11    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that (a) TreeHouse may assign any of its rights under this Agreement to one or more Affiliates of TreeHouse without the consent of the Buyer and (b) the Buyer may assign any of its rights under its Agreement to any of its Affiliates or, following the Closing, in connection with any business combination transaction involving the Buyer or any Group Company, in each case, without the prior written consent of TreeHouse; provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.
Section 10.12    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and specific performance to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
Section 10.13    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
Section 10.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.15    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.16    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 10.17    .pdf Signature. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.
Section 10.18    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 10.19    Legal Representation.
(a)    The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Companies) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for TreeHouse in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.
(b)    Only TreeHouse, the Business Entities and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) acknowledges and agrees that all confidential communications between TreeHouse, the Business Entities and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to TreeHouse and its Affiliates (other than the Group Companies), and not the Group Companies, and shall not pass to or be claimed, held or used by the Buyer or the Group Companies upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only TreeHouse and its Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Companies or the Buyer by reason of any attorney-client relationship between Gibson Dunn and the Group Companies or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of TreeHouse and its Affiliates; provided that such representatives, accountants and advisors are instructed to maintain the confidence of such attorney-client communications). The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to TreeHouse and/or its Affiliates. If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after the Closing, the Group Companies) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Group Companies or their respective Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) shall be entitled to waive such privilege only with the prior written consent of TreeHouse (such consent not to be unreasonably withheld).
(c)    The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) acknowledges and agrees that Gibson Dunn has acted as counsel for TreeHouse, the Group Companies and their respective Affiliates prior to the date hereof and that TreeHouse reasonably anticipates that Gibson Dunn will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) expressly (i) consents to Gibson Dunn’s representation of TreeHouse and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Buyer and the Group Companies, on the one hand, and TreeHouse or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which Gibson Dunn may have previously advised TreeHouse, the Group Companies or their respective Affiliates and (ii) consents to the disclosure by Gibson Dunn to TreeHouse or its Affiliates of any information learned by Gibson Dunn in the course of its representation of TreeHouse, the Group Companies or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection or Gibson Dunn’s duty of confidentiality.
(d)    The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Group Companies) further covenants and agrees that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Group Companies or their respective Affiliates by Gibson Dunn in connection with this Agreement or the transactions contemplated hereby.
(e)    From and after the Closing, the Group Companies shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by either of the Group Companies to represent such Group Company after the Closing and either (i) such engagement involves no conflict of interest with respect to TreeHouse and/or any of its Affiliates or (ii) TreeHouse and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of a Group Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing a Group Company in order to represent or continue so representing TreeHouse.
(f)    TreeHouse and the Buyer consent to the arrangements in this Section 10.19 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.
Section 10.20    No Presumption Against Drafting Party. Each of the Buyer and TreeHouse acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.21    Prevailing Party. If there shall occur any dispute or proceeding among the parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party.
Section 10.22    Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties on behalf of itself and each of its Affiliates hereby: (a) agrees that any legal action (whether at Law or in equity, whether in Contract or in tort or otherwise), involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each party irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such Subject Courts and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York, except as otherwise set forth in the Debt Financing documentation with respect to (i) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in the Debt Financing documentation) and whether as a result of any inaccuracy thereof the Buyer or any of its Affiliates has the right to terminate its or their obligations hereunder pursuant to Section 9.1(b) or decline to consummate the Closing as a result thereof pursuant to Section 7.3(a) and (iii) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, which shall in each case be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any other jurisdiction, (b) agrees not to bring or support or permit any of its Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether at Law or in equity, whether in Contract or in tort or otherwise), against the Debt Financing Sources in any way arising out of or relating to this Agreement, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any legal action brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Sources will have any liability to any of the Sellers, the Business Entities or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Sellers, the Business Entities or any of their respective Affiliates shall bring or support any legal action (including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether at Law or in equity, whether in Contract or in tort or otherwise), against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Debt Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (i) that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Section 10.22 (or the definitions of any terms used in this Section 10.22) and (ii) to the extent any amendments to any provision of this Section 10.22 (or, solely as they relate to such Section, the definitions of any terms used in this Section 10.22) are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 10.22 shall in any way affect any party’s or any of their respective Affiliates’ rights and remedies under any binding agreement to which a Debt Financing Source is a party.
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IN WITNESS WHEREOF, TreeHouse and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
TREEHOUSE FOODS, INC.
By: /s/ Steven Oakland
Name: Steven Oakland
Title: President and Chief Executive Officer
RUSHMORE INVESTMENT III LLC
By: /s/ Jeff Feinberg
Name: Jeff Feinberg
Title: President
1373978 B.C. ULC
By: /s/ Jeff Feinberg
Name: Jeff Feinberg
Title: President
    Signature Page to Stock Purchase Agreement

Exhibit A
Subsidiary Sellers
US Sellers:
Bay Valley Foods, LLC
TreeHouse Private Brands, Inc.
Ralcorp Frozen Bakery Products, Inc.
TreeHouse Foods, Inc.
CA Seller:

E.D. Smith Foods, Ltd.